As filed with the Securities and Exchange Commission on November 6, 1996
                                                 REGISTRATION NO. 333-12673


                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                AMENDMENT NO. 1
                                      TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933


                          GOLDEN STAR RESOURCES LTD.
            (Exact name of registrant as specified in its charter)




            CANADA                                     98-0101955
(State or other jurisdiction of                     (I.R.S. Employer
 incorporation or organization)                    Identification Number)


                              ONE NORWEST CENTER
                        1700 LINCOLN STREET, SUITE 1950
                            DENVER, COLORADO 80203
                                (303) 830-9000
  (Address, including zip code, and telephone number, including area code, of registrant's principal
                              executive offices)




                               DAVID A. FENNELL
                          GOLDEN STAR RESOURCES LTD.
                              ONE NORWEST CENTER
                        1700 LINCOLN STREET, SUITE 1950
                            DENVER, COLORADO 80203
                                (303) 830-9000
(Name, address, including zip code, and telephone number, including area code, of agent for service)




                                  COPIES TO:

               Leonard V. Quigley                           LOUIS O. PELOQUIN                           PAUL HILTON
                Edwin S. Maynard                       GOLDEN STAR RESOURCES LTD.                  RONALD R. LEVINE, II
    Paul, Weiss, Rifkind, Wharton & Garrison               ONE NORWEST CENTER                   DAVIS, GRAHAM & STUBBS LLP
           1285 Avenue of the Americas               1700 LINCOLN STREET, SUITE 1950              370 SEVENTEENTH STREET
         New York, New York  10019-6064                  DENVER, COLORADO  80203                  DENVER, COLORADO 80202
                 (212) 373-3000                              (303) 830-9000                           (303) 892-9400
              BERNARD G. POZNANSKI                                                                 KENNETH G. OTTENBREIT
             KOFFMAN BIRNIE & KALEF                                                                   MARK E. BURTON
              885 W. GEORGIA STREET                                                                  STIKEMAN, ELLIOTT
       VANCOUVER, BRITISH COLUMBIA V6C 3H4                                                          COMMERCE COURT WEST
                 (604) 891-3688                                                                   53RD FLOOR, P.O. BOX 85
                                                                                                 TORONTO, ONTARIO M5L 1B9
                                                                                                      (416) 869-5500



 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement, as determined by the Registrant.
 If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
 If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[x]
 If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]
 If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
 If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]




 THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securiries in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.




           Subject to Completion, Dated November 5, 1996


                    GOLDEN STAR RESOURCES LTD.

                           COMMON SHARES
                         PREFERRED SHARES
                    CONVERTIBLE DEBT SECURITIES
                             WARRANTS



   Golden Star Resources Ltd. (the "Company" or "Golden Star") may offer from time to time (i) common shares without par value (the "Common Shares"), (ii) first preferred shares (the "Preferred Shares") in one or more series, (iii) convertible debt securities (the "Convertible Debt Securities"), consisting of debentures, notes and/or other evidences of indebtedness representing unsecured obligations of the Company convertible into Common Shares and (iv) warrants (the "Warrants") to purchase Common Shares, Preferred Shares or Convertible Debt Securities. The foregoing securities are collectively referred to as the "Securities." Any Securities may be offered with other Securities or separately. Securities may be sold for U.S. dollars, foreign currency or currency units, including the European Currency Unit; amounts payable with respect to any Convertible Debt Securities may likewise be payable in U.S. dollars, foreign currency or currency units, including the European Currency Unit, in each case, as the Company specifically designates. The amounts payable by the Company in respect of Convertible Debt Securities may be calculated by reference to the value, rate or price of one or more specified commodities, currencies or indices as set forth in an accompanying Prospectus Supplement. The Securities will be offered at an aggregate initial offering price not to exceed U.S. $75,000,000 or the equivalent (based on the applicable exchange rate at the time of sale) if Convertible Debt Securities of the Company are issued in principal amounts denominated in one or more foreign currencies or currency units as shall be designated by the Company.

   SEE "RISK FACTORS" COMMENCING ON PAGE 9 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE SECURITIES.

   This Prospectus will be supplemented by one or more accompanying Prospectus Supplements, which will set forth with regard to the particular Securities in respect of which this Prospectus is being delivered (i) in the case of Common Shares, the number of Common Shares and the terms of the offering thereof,
(ii) in the case of Preferred Shares, the designation, aggregate principal amount and stated value and liquidation preference per share, initial public offering price, dividend rate (or method of calculation), dates on which dividends shall be payable, any redemption or sinking fund provisions, any conversion or exchange rights, whether the Company has elected to offer the Preferred Shares as depositary shares, any listing of such Preferred Shares on a securities exchange, and any other terms in connection with the offering and sale of such Preferred Shares, (iii) in the case of Convertible Debt Securities, title, aggregate principal amount, currency of denomination, maturity, interest rate, if any (which may be fixed or variable), or method of calculation thereof, time of payment of any interest, any terms for redemption at the option of the Company or the holder, any terms for sinking fund payments, any index or other method used to determine the amounts payable, the ranking of such Convertible Debt Securities (whether senior, senior subordinated or subordinated), any conversion rights, at the option of the Company or the holder, any listing on a securities exchange, the initial public offering price and any other terms in connection with the offering and sale of such Convertible Debt Securities, and (iv) in the case of Warrants, the number and terms thereof, the number of shares of Common Shares or Preferred Shares or amount of Convertible Debt Securities issuable upon their exercise, the exercise price, the periods during which the Warrants are exercisable, any listing of such Warrants on a securities exchange and any other terms in connection with the offering, sale and exercise of such Warrants. The
Prospectus Supplement will also contain information, as applicable, about certain United States and Canadian Federal income tax considerations relating to the Securities in respect of which this Prospectus is being delivered.

     The Company's Common Shares are traded on the American Stock Exchange under the symbol "GSR" and The Toronto Stock Exchange under the symbol "GSC." Each Prospectus Supplement will indicate if the Securities offered thereby will be listed on any securities exchange.

     The Company may sell Securities to or through one or more underwriters, and may also sell Securities directly to other purchasers or through agents.
See "Plan  of  Distribution."   Each  Prospectus Supplement will set forth the
names of any underwriters, dealers or agents involved in the sale of the Securities in respect of which this Prospectus is being delivered, the principal amount, if any, to be purchased by any such Underwriters, and any applicable fee, commission or discount arrangements with them.



            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
            BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                  EXCHANGE COMMISSION OR ANY STATE SECURITIES
                      COMMISSION PASSED UPON THE ACCURACY
                      OR ADEQUACY OF THIS PROSPECTUS. ANY
                        REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.



     This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.

       The date of this Prospectus is               , 1996.

     No dealer, salesman, or other person has been authorized to give any information or to make any representations other than those contained in or incorporated by reference in this Prospectus or in the Prospectus Supplement and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any underwriter, agent or dealer. Neither the delivery of this Prospectus or the accompanying Prospectus Supplement nor any sale made hereunder shall create, under any circumstances, an implication that there has been no change in the facts set forth in this Prospectus or the accompanying Prospectus Supplement, or in the affairs of the Company since such date. Neither this Prospectus nor the accompanying Prospectus Supplement constitutes an offer to sell or a solicitation of an offer to buy any securities other than the securities offered hereby, nor do they constitute an offer to sell or solicitation of an offer to buy any of the securities offered hereby in any jurisdiction in which such offer or sale is unlawful or not authorized or in any jurisdiction in which the person making such offer or solicitation is not qualified to do so.


                       AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files, reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549; and at its regional offices located at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511; and 13th Floor, 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549, at prescribed rates. The Company also is subject to the information and reporting requirements of the securities regulatory authorities of certain provinces of Canada and files similar reports, proxy statements and other information with such authorities. Such reports, proxy statements and other information concerning the Company also can be inspected and copied at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006 and the offices of The Toronto Stock Exchange, 2 First Canadian Place, Toronto Ontario, Canada M5X 1J2. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov.

     The Company has filed with the Commission a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933 (the "Securities Act") with respect of the Securities covered by this Prospectus. This Prospectus, which forms part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and such securities, reference is hereby made to such Registration Statement, including the exhibits filed therewith. The Registration Statement and the exhibits thereto can be obtained by mail from or inspected and copied at the public reference facilities maintained by the Commission as provided in the prior paragraph.

Page 4
             ENFORCEMENT OF CERTAIN CIVIL LIABILITIES

     Golden Star Resources Ltd. is a corporation subsisting under the laws of Canada and certain of its directors and officers, as well as certain of the experts named herein, are neither citizens nor residents of the United States. A substantial part of the assets of several of such persons and of the Company are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon such persons or to enforce against them or the Company within the United States judgment of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States. There is doubt as to the enforceability against such persons and Golden Star Resources Ltd. in Canada, in original actions or in actions to enforce judgments of United States courts, of liabilities predicated solely upon the federal securities laws of the United States.


          INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated by reference in this Prospectus:

     (1) Annual Report on Form 10-K for the year ended December 31, 1995, filed with the Commission on March 29, 1996, as amended by Amendment to Annual Report on Form 10-K/A, filed with the Commission on April 30, 1996.
     (2) Current Reports on Form 8-K, filed with the Commission on January 10, 1996, February 7, 1996, March 4, 1996, April 2, 1996 and May 8,
           1996.
     (3) Quarterly Reports on Form 10-Q, filed with the Commission on May 15, 1996 and August 14, 1996.
     (4) 1996 Proxy Statement and Information Circular for the 1996 Annual Meeting of Shareholders, filed with the Commission on May 16, 1996.
     (5) The description of the Common Shares contained in the Company's Articles (incorporated by reference to Exhibit 1.1 to the Company's Registration Statement on Form 20-F, filed on May 10, 1993).
     (6) The Company's Shareholder Rights Plan included in the Company's Current Report on Form 8-K, filed with the Commission on May 8, 1996.

     All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the Offering of the Securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, on the oral or written request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to the Secretary, Golden Star Resources Ltd., One Norwest Center, 1700 Lincoln Street, Suite 1950, Denver, Colorado 80203, (303) 830-9000.

     References in this Prospectus to the term "Golden Star" or to the term "Company" refer to Golden Star Resources Ltd. and its consolidated subsidiaries, including, without limitation, Guyanor Ressources S.A. ("Guyanor") and Pan African Resources Corporation ("PARC"), unless the context otherwise requires. Certain terms and measurements used herein are defined in "Glossary of Terms" included in this Prospectus.

     The information in this Prospectus is qualified in its entirety by the more detailed information and consolidated financial statements and notes thereto appearing in this Prospectus or incorporated by reference herein.


                       CANADIAN PROSPECTUSES

     The Company is filing with certain Canadian securities regulatory authorities a shelf prospectus relating to the potential offering in Canada of up to 5,000,000 common shares (including the Common Shares offered hereunder) and a shelf prospectus relating to the potential offering in Canada of convertible debt securities at an aggregate initial offering price of up to U.S. $75,000,000 (including the Convertible Debt Securities offered hereunder). Canadian securities laws do not permit the use of an unallocated (as between common shares and debt securities) shelf prospectus.


         SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements in this Prospectus and any Prospectus Supplement constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Such forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance, or achievements express or implied by such forward-looking statements. Such factors include, among others, gold and diamond exploration and development costs and results, fluctuation of gold prices, foreign operations and foreign government regulation, competition, uninsured risks, recovery of reserves, capitalization and commercial viability and requirements for obtaining permits and licenses. See "Risk Factors" and "Business and Properties."


           REPORTING CURRENCY AND FINANCIAL INFORMATION

     For the periods prior to May 15, 1992, the Company's reporting currency was the Canadian dollar. In addition, the Company historically has raised most of its equity capital in Canadian dollars. The Company's current reporting currency is the United States dollar.

     All amounts in this Prospectus and any Prospectus Supplement or incorporated herein by reference are expressed in United States dollars, unless otherwise indicated. References to (i) "Cdn" are to Canadian dollars, (ii) "FF" are to French francs and (iii) "R" are to Brazilian reals.

     Financial information is presented in accordance with generally accepted accounting principles in Canada ("Canadian GAAP"). Differences between generally accepted accounting principles in the United States ("U.S. GAAP") and Canadian GAAP as applicable to the Company, are explained in Note 14 to the Company's Consolidated Financial Statements incorporated by reference herein.

Page 6
                            GOLD PRICES

     The following table sets forth for the last ten years the high and low selling prices of gold, as provided by the New York Commodities Exchange ("COMEX"):

        YEAR                HIGH               LOW

        1986               $441.10            $327.00
        1987               $497.10            $392.10
        1988               $487.00            $394.00
        1989               $418.90            $358.10
        1990               $422.40            $346.80
        1991               $403.20            $344.30
        1992               $359.30            $329.70
        1993               $407.00            $326.30
        1994               $398.00            $370.60
        1995               $395.40            $371.20

    The closing trading price per ounce of gold quoted by COMEX on November 4, 1996 was $379.60.


                             EXCHANGE RATES

    The following table sets forth certain exchange rates based on the noon buying rate in New York City for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York (the "Noon Buying Rate"). Such rates are set forth as United States dollars per Cdn. $1.00 and are the inverse of rates quoted by the Federal Reserve Bank of New York for Canadian dollars per U.S. $1.00.


                          Six months                     YEARS ENDED DECEMBER 31,
                         ENDED JUNE 30,
                        ----------------       -----------------------------------------------
                         1996       1995       1995       1994       1993       1992       1991
                                                   (U.S. $ per Cdn. $1.00)
High for period          .7391      .7396      .7527      .7632      .8046      .8757      .8926
Low for period           .7235      .7023      .7023      .7103      .7439      .7761      .8587
End of period            .7322      .7279      .7323      .7128      .7544      .7865      .8652
Average for period (1)   .7310      .7224      .7305      .7300      .7729      .8235      .8726

__________________________

(1) The average of the exchange rates on the last day of each month in the applicable period.

    On November 4, 1996, the inverse of the Noon Buying Rate was Cdn. $1.00 = U.S. $0.7485.

Page 7
                            THE COMPANY

    Golden Star is an international gold and diamond exploration company with a diverse portfolio of active exploration and development projects and operating mines in approximately ten countries on two continents. The Company's core focus is on the acquisition, discovery and development of gold and diamond projects. Once it identifies such projects, Golden Star's business strategy is, if appropriate, to enter into partnership arrangements with major mining companies to develop and operate mines. The Company currently has properties in various stages of development in Guyana, French Guiana (through its approximately 69% owned publicly traded subsidiary, Guyanor), Suriname, Brazil and Bolivia in South America and Eritrea, Ethiopia, Gabon, Ivory Coast and Mali in Africa (through its approximately 60% owned publicly traded subsidiary, PARC).

    Golden Star is a substantial mining exploration organization, with over 50 professional geologists on staff and over 600 individuals in the field. The Company's estimated exploration spending for 1996, including funding provided by its partners, is approximately $35.4 million. The Company's efforts are concentrated in a geologic domain known as greenstone belts, which are ancient volcanic-sedimentary rock assemblages. Greenstone belts are known to be favorable geologic environments for gold mineralization and account for a significant proportion of the world's historic gold production. The Company began its exploration activities in 1985 in the tropical, Proterozoic greenstone belts of the Guiana Shield and more recently extended its activities to the geologically related greenstone belts of the Brazilian Shield and the West African Shield and finally to the greenstone belts of eastern Africa.

    Golden Star was one of the first North American gold companies to become actively involved in the search for gold and diamonds in Guyana, French Guiana and Suriname in South America and Eritrea, Ethiopia and Ivory Coast in Africa. As a result, the Company has built a significant portfolio of prospective exploration acreage on a cost effective basis. In recognition of the Company's exploration expertise and in competition with some of the world's major mining companies, Golden Star was one of the first foreign companies to be awarded exploration rights in Ethiopia and Eritrea and was the first foreign company awarded the right to earn a 50% interest in a gold project owned by the Brazilian state mining company, Companhia Vale do Rio Doce ("CVRD").

    Exploration requires a different set of skills from those required for mine operation. Therefore, Golden Star's business strategy is to focus exclusively on its core skills of gold and diamond exploration and property acquisition, with the ultimate goal of holding significant ownership interests in large scale gold and diamond mines. The Company believes that it can achieve the greatest increase in shareholder value from the discovery and development, rather than from the exploitation, of mineral resources. By entering into partnership arrangements with major mining companies that have the technical skills and financial resources to develop and operate major mines, the Company also seeks to profit from the exploitation of the mineral resources that it discovers. To date, the Company has funded its activities through the issuance of equity securities and partner contributions and expects that these will be its primary means of funding for the next several years. However, the
Company's long-term objective is to fund additional exploration and the development of new projects with the cash flow from its mining interests.

    Golden   Star's  initial  exploration  success  in  1986  resulted  in  the development of the Omai Gold Mine in Guyana, which commenced commercial production in January 1993. The Omai Mine, in which the Company holds a 30% equity interest, is one of South America's largest operating gold mines, with proven and probable reserves of approximately 3.3 million ounces as of December 31, 1995, after production of over 630,000 ounces. The Omai's Mine's anticipated 1997 production is in excess of 300,000 ounces. In early 1997, the Company expects to complete a final feasibility study on its second major project, Gross Rosebel, located in Suriname. The Company currently estimates total proven and probable reserves at Gross Rosebel to be approximately 1.1 million ounces and a substantial drilling program is underway to attempt to delineate additional reserves. In September 1996, Guyanor and Golden Star announced probable reserves at the Yaou project in French Guiana of approximately 10.3 million tonnes grading 2.7 g Au/t, representing approximately 876,000 ounces of gold IN SITU, which is part of total mineralization of approximately 13 million tonnes grading 2.5 g Au/t. Cambior Inc. ("Cambior") is a partner in each of these three projects.

    Golden Star's partnership arrangements at Omai and Gross Rosebel are illustrative of the Company's partnership strategy. Golden Star's partners currently include ASARCO Incorporated ("ASARCO"), Broken Hill Proprietary Co. Ltd. ("BHP"), Cambior, CVRD and LaSource Developpement S.A. ("LaSource"). Under a typical partnership arrangement with a major mining company, Golden Star's partner funds a portion of the exploration to earn an interest in a given project, prepares a feasibility study and manages the tasks and risks involved in engineering, building and operating any mine which warrants development. Certain of the Company's agreements also require its partner to use its best efforts to provide debt financing for construction capital. This strategy enables Golden Star to transfer a portion of the financial risks associated with exploration and development to its partner, provides a means to meet the majority of the financing requirements for project development and allows the project to be built and managed by a company experienced in mine development and operation. The Company's capital and its human resources then can be focused on obtaining and advancing exploration on new properties, thereby diversifying the Company's interests among a wide range of properties at different stages of exploration and development.

    Golden Star believes it is poised to rapidly advance a number of projects by the end of 1997. The Company's objectives during this period include
(i) the completion of a final feasibility study at Gross Rosebel in Suriname and, if positive, the commencement of mine construction, (ii) the commencement of intensive exploration at Andorinhas in Brazil, (iii) the continuation of drilling on the Yaou, Dorlin, St-Elie and Paul-Isnard gold projects in French Guiana, at Dioulafoundou in Mali and at Dul Mountain in Ethiopia and (iv) the continuation of bulk sampling at the Dachine diamond project in French Guiana.

    The head office of the Company is located at One Norwest Center, 1700 Lincoln Street, Suite 1950, Denver, Colorado 80203; its telephone number is
(303) 830-9000. The Company's registered and records office is located at 19th Floor, 885 West Georgia Street, Vancouver, British Columbia V6C 3H4; its telephone number is (604) 891-3688.

                           RISK FACTORS

    PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CAREFULLY READ THIS PROSPECTUS, ANY PROSPECTUS SUPPLEMENT DELIVERED HEREWITH, AND THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN AND THEREIN. OWNERSHIP OF SECURITIES INVOLVES CERTAIN RISKS. IN DETERMINING WHETHER TO PURCHASE SECURITIES, PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS AND THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, AS WELL AS THE OTHER RISK FACTORS AND INFORMATION SET FORTH IN ANY PROSPECTUS SUPPLEMENT DELIVERED HEREWITH.

RISKS OF EXPLORATION AND DEVELOPMENT

    Mineral exploration and development involves a high degree of risk and few properties which are explored ultimately are developed into commercially producing mines. The long-term success of the Company's operations will be substantially and directly related to the cost and success of its exploration programs. The risks associated with the exploration for new mineralization include the identification of potential gold mineralization based on surficial analysis, the attraction and retention of experienced geologists and drilling personnel, the quality and availability of third party assaying, sampling errors, geological, geophysical, geochemical and other technical analyses and other factors. Substantial early stage expenditures are required to outline mineralized prospects and establish ore reserves through, among other things, drilling and the preparation of feasibility studies and mine plans, and to develop and construct the mining and processing facilities at any site chosen for mining. Although substantial benefits may be derived from the discovery of a major mineralized deposit, no assurance can be given that (i) minerals will be discovered in sufficient quantities and/or grades to constitute reserves or justify commercial operations, (ii) the Company will be successful in partnering with companies to develop and operate those properties that are commercially attractive on acceptable or attractive terms or (iii) the funds required for development can be obtained by the Company or any of its partners on a timely or commercially reasonable basis. Further, even if reserves are delineated, it may require a number of years and significant expenditures until production is possible, during which time the economic feasibility of a property may change. Additionally, the Company will be reliant on its partners in each project for technical expertise in the development and operation phases of the project, and, in certain instances, for financing, until cash flow is generated from the property for the Company's account. Finally, to the extent the Company's mineral reserves are produced and sold, the Company must continually acquire new mineral prospects and explore for and develop new mineral reserves to replace such reserves.

UNCERTAINTY OF RESERVE AND OTHER MINERALIZATION ESTIMATES

    There are numerous uncertainties inherent in estimating proven and probable reserves and other mineralization, including many factors beyond the control of the Company. The estimation of reserves and other mineralization is a subjective process and the accuracy of any such estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of drilling, metallurgical testing and production and the evaluation of mine plans subsequent to the date of any estimate may justify revision of such estimates. No assurance can be given that the volume and grade of reserves recovered and rates of production will not be less than anticipated. Assumptions about prices are subject to great uncertainty and gold prices have fluctuated widely in the past. Declines in the market price of gold or other precious metals also may render reserves or other mineralization containing relatively lower grades of mineralization or requiring more extensive processing uneconomic to exploit. If the price realized by the Company for its gold bullion were to decline substantially below the price at which ore reserves were calculated for a sustained period of time, the Company potentially could experience reductions in reserves and asset
write-downs.   Under
such circumstances, the Company may discontinue the development of a project or mining at one or more of its properties. Further, changes in operating and capital costs and other factors, including but not limited to short-term operating factors such as theneed for sequential development of ore bodies and the processing of new or different ore grades, may materially and adversely affect reserves.

FLUCTUATION OF PRICES

    To the extent that the Company has any revenues from operations, such revenues are expected to be in large part derived from the mining and sale of gold. The price of gold can fluctuate, and in the past has fluctuated, widely and is affected by numerous factors beyond the Company's control, including international economic and political trends, inflation expectations, interest rates, central bank sales and purchases, global or regional consumptive patterns (such as the development of gold coin programs), speculative activities and increased production due to new mine developments and improved mining and production methods. The effect of these factors on the price of gold cannot be accurately predicted.

    The current demand for, and supply of, gold affect gold prices but not necessarily in the same manner as current demand and supply affect the prices of other commodities. The potential supply of gold consists of new mine production plus existing stocks of bullion and fabricated gold held by governments, financial institutions, industrial organizations and individuals. Since mine production in any single year constitutes a very small portion of the total potential supply of gold, normal variations in current production do not necessarily have a significant effect on the supply of gold or on its price. If gold prices should decline below the Company's cash costs of production and remain at such levels for any sustained period, the Company could determine that it is not economically feasible to continue commercial production at any or all of its mines.

    Moreover, on a given date, the prices used in estimating the Company's ore reserves are based on the price of gold on such date. If the Company were to determine that its reserves and future cash flows should be calculated at significantly lower gold prices than those used on the measurement date, there would likely be a material reduction in the amount of its gold reserves. Should such reductions occur, material write-downs of the Company's investment in mining properties may be required. See "Gold Prices."

CAPITALIZATION AND COMMERCIAL VIABILITY

    The Company has limited financial resources. To date, and for the reasonably foreseeable future, its exploration and development activities have not generated and are not expected to generate substantial revenues, which has caused, and is expected to continue for the reasonably foreseeable future to cause, the Company to incur losses. In addition, the Company historically has incurred significant expenditures in connection with its exploration activities and contemplates doing so for the foreseeable future. There can be no assurance that additional funding will be available to the Company for further exploration or development of its properties or to fulfill its obligations under any applicable agreements with its partners or the nations in which the Company is operating. Although the Company has been successful in the past in obtaining financing through the sale of equity securities and through partnership arrangements involving several of the Company's properties, there can be no assurance that the Company will be able to obtain adequate financing in the future or that the terms of such financing will be favorable, or that such partnership arrangements will continue to be available for the Company's properties on acceptable terms. Failure to obtain such additional financing could result in delay or indefinite postponement of further exploration and development of the Company's properties with the possible loss of the Company's interest in such properties.

    If the Company proceeds to production on a particular property, commercial viability will be affected by certain factors that are beyond the Company's control, including the specific attributes of the deposit (such as mineral grade and stripping ratio), the fluctuation in metal prices, the costs of constructing and operating a mine in a specific environment, processing and refining facilities, the availability of economic sources of energy, adequacy of water supply, adequate access, government regulations including regulations relating to prices, royalties, duties, taxes, restrictions on production, quotas on exportation of minerals, as well as the costs of protection of the environment and agricultural lands. The occurrence of any such factors may materially and adversely affect the Company's business, financial condition, results of operations and cash flow.

MARKETABILITY OF DIAMONDS

The marketability of diamonds which may result from projects advanced by the Company will be affected by numerous factors beyond the control of the Company. These factors include market fluctuations, government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of diamonds and environmental protection. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in the Company not receiving an adequate return on invested capital. The price for diamonds is, among other things, based on the size, cut, color and quality of individual diamonds sold and, to a lesser extent, the market supply and demand for diamonds in general.

RISKS OF FOREIGN OPERATIONS

In certain countries in which the Company has mineral rights (whether held directly or indirectly), there are certain laws, regulations and statutory provisions which, as currently written, could have a material negative impact on the ability of the Company to develop a commercial mine in such countries. The range and diversity of such laws and regulations are such that the Company could not adequately summarize them in this document. Through, among other things, the negotiation of mineral agreements with the governments of these countries, management of the Company intends to seek variances or otherwise to be exempted from the provisions of these laws, regulations and/or statutory provisions. There can be no assurance, however, that the Company will be successful in obtaining such mineral agreements, that any such variances or exemptions can be obtained on commercially acceptable terms or that such agreements will be enforceable in accordance with their terms.

Further, many of the mineral rights and interests of the Company are subject to government approvals, licenses and permits. Such approvals, licenses and permits are, as a practical matter, subject to the discretion of the applicable governments or governmental officials. No assurance can be given that the Company will be successful in obtaining any or all of such approvals, licenses and permits, will obtain them in a timely fashion or will be able to maintain them in full force and effect without modification or revocation.

The Company's assets and operations are subject to various political, economic and other uncertainties, including, among other things, the risks of war or civil unrest, expropriation, nationalization, renegotiation or nullification of existing concessions, licenses, permits, approvals and contracts, taxation policies, foreign exchange and repatriation restrictions, changing political conditions, international monetary fluctuations, currency controls and foreign governmental regulations  that  favor  or  require  the  awarding  of drilling contracts  to  local  contractors  or  require  foreign  contractors  to employ citizens of, or purchase supplies from, a particular jurisdiction. In addition, in the event of a dispute arising from foreign operations, the Company may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of courts in the United States or Canada. The Company also may be hindered or prevented from enforcing its rights with respect to a governmental instrumentality because of the doctrine of sovereign immunity. The Company has suspended its operations in Sierra Leone due to the unstable political situation there and has invoked the force majeure provisions of the contracts pertaining to its Sierra Leone operations. Currently, it is not possible for the Company to accurately predict such developments or changes of law or policy and which, if any, of such developments or changes may have a material adverse impact on the Company's operations.

REQUIREMENT FOR PERMITS AND LICENSES

The operations of the Company require licenses and permits from various governmental authorities. Except as otherwise described in "Business and Properties" herein or in documents incorporated by reference in this Prospectus, management believes that the Company presently holds substantially all necessary licenses and permits to carry on the activities which it currently is conducting or expects to conduct in the near term under applicable laws and regulations in respect of its properties, and also believes the Company is presently complying in all material respects with the terms of such laws, regulations, licenses and permits, although the Company is in breach of certain provisions of such laws, regulations, licenses and permits from time to time. Such licenses and permits are subject to modification or revocation as discussed above in "Risks of Foreign Operations," as well as changes in regulations and in various operating circumstances. While the Company does not believe that any such breaches will have a material adverse effect on its operations, there can be no assurance that the Company will be able to obtain or maintain in force all necessary licenses and permits that may be required for it to conduct further exploration or commence construction or operation of mining facilities at properties under exploration or to maintain continued operations at economically justifiable costs.

DEPENDENCE ON KEY PERSONNEL

The Company is dependent on the services of certain key officers and employees, including its Chief Executive Officer, its Chief Financial Officer, its General Counsel and certain of its geologists. Competition in the mining exploration industry for qualified individuals is intense, and the loss of any of these key officers or employees if not replaced could have a material adverse effect on the Company's business and its operations. The Company has entered into agreements with certain of its officers which provide for payments upon termination without cause or, in certain cases, upon a change in control of the Company.

OPERATIONAL HAZARDS AND RESPONSIBILITIES

The business of gold mining is generally subject to a number of risks and hazards, including environmental hazards, the discharge of pollutants or hazardous chemicals, industrial accidents, labor disputes, encountering unusual or unexpected geological or operating conditions, slope failures, cave-ins, failure of pit walls or dams and fire, changes in the regulatory environment and natural phenomena such as inclement weather conditions, floods and earthquakes, as well as other hazards. Such occurrences could result in damage to, or destruction of, mineral properties or production facilities, personal injury or death, environmental damage, delays in mining, monetary losses and possible legal liability. The Company or its subsidiaries or partnership arrangements to which they are parties also may incur liability as  a result of
pollution and other casualties. The Company may not be able to insure fully or at all against such risks, due to political or other reasons, or the Company may decide not to insure against such risks as a result of high premiums or for other reasons. Such occurrences, against which it cannot insure, or may elect not to insure, may delay production, increase production costs or result in liability. Paying compensation for obligations resulting from such liability may entail significant costs for the Company and may have an adverse effect on the Company's financial position. Furthermore, insurance against certain risks (including certain liabilities for environmental pollution or other hazards as result of exploration and production) is not generally available to the Company or to other companies within the industry.

MINING AND PROCESSING

The Company's business operations are subject to risks and hazards inherent in the mining industry, including but not limited to unanticipated grade and other geological problems, water conditions, surface or underground conditions, metallurgical and other processing problems and mechanical equipment performance problems, the unavailability of materials and equipment, accidents, labor force and force majeure factors, unanticipated transportation costs and weather conditions, and prices and production levels of by-products, any of which can materially and adversely affect, among other things, the development of properties, production quantities and rates, costs and expenditures and production commencement dates. In addition, the Company relies upon its partners to manage the development and operating stages of the projects in which it has an interest and, therefore, has less control over such matters than would be the case if the Company were the operator.

In the case of the Company's exploration properties, there generally is no operating history upon which to base estimates of future operating costs and capital requirements. The economic feasibility of any individual project is based upon, among other things, the interpretation of geological data obtained from drill holes and other sampling techniques, feasibility studies, which derive estimates of cash operating costs based upon anticipated tonnage and grades of ore to be mined and processed, the configuration of the ore body, expected recovery rates of metals from the ore, comparable facility and equipment costs, anticipated climatic conditions, estimates of labor productivity and other factors. Such exploration properties also are subject to the successful completion of final feasibility studies, issuance of necessary permits and receipt of adequate financing. Accordingly, uncertainties related to operations are magnified in the case of exploration properties.

As a result of the foregoing risks, expenditures on any and all projects, actual production quantities and rates and cash operating costs, among other things, may be materially and adversely affected and may differ materially from anticipated expenditures, production quantities and rates, and costs, just as estimated production dates may be delayed materially, in each case, especially to the extent exploration properties are involved. Any such events can materially and adversely affect the Company's business, financial condition, results of operations and cash flows.

COMPETITION

The Company competes with major mining companies and other natural resource companies in the acquisition, exploration, financing and development of new properties and projects. Many of these companies are more experienced, larger, and better capitalized than the Company. The Company's competitive position will depend upon its ability to successfully and economically explore, acquire and develop new and existing mineral resource properties or projects. Factors which allow producers to remain competitive in the market over the long term are the quality and size of the ore body, cost of production  and  operation
generally, and proximity to market. The Company also competes with other mining companies for skilled geologists, geophysicists and other technical personnel, which may result in higher turnover and greater labor costs for the Company.

CURRENCY

The Company historically has raised most of its equity capital in Canadian dollars, primarily maintains its accounts in U.S. dollars and converts such U.S. dollars into various local currencies on an as needed basis in order to conduct local operations. The Company currently maintains all or the majority of its working capital in U.S. dollars or U.S. dollar denominated securities and converts funds to foreign currencies as payment obligations come due. Accordingly, the Company is subject to fluctuations in the rates of currency exchange between the U.S. dollar and these currencies, and such fluctuations may materially affect the Company's financial position and results of operations. The Company currently has future obligations which are payable in French francs and Brazilian reals and receivables payable in French francs. The Company currently does not actively take steps to hedge against such risks.

GOVERNMENTAL REGULATIONS

Management   believes   that   compliance  with  existing  regulations  in  the
jurisdictions  in  which the Company  operates  which  are  applicable  to  the discharge of materials into the environment, or otherwise relating to environmental protection, will not have a material adverse effect on the Company's exploration activities, earnings, expenditures or competitive position. However, there can be no assurance that this will always be the case. New or expanded regulations, if adopted, could affect the exploration or development of the Company's mining projects or otherwise have a material adverse effect on the operations of the Company.


                          USE OF PROCEEDS

Unless a Prospectus Supplement indicates otherwise, the net proceeds to be received by the Company from the issue and sale from time to time of the Securities will be added to the general funds of the Company to be used to finance the Company's operations and for other general corporate purposes. Pending such application, such net proceeds may be invested in short-term investment grade marketable securities. Each Prospectus Supplement will contain specific information concerning the use of proceeds from the sale of Securities to which it relates.


                RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges{(1)} for the Company and its subsidiaries was as follows for the six months ended June 30, 1995 and 1996, the years ended December 31, 1995, 1994 and 1993, the periods from May 16, 1992 to December 31, 1992 and July 1, 1991 to May 15, 1992 and the year ended June 30, 1991:

   SIX MONTHS              YEARS ENDED               PERIOD              PERIOD FROM
 ENDED JUNE 30,            DECEMBER 31,               FROM               JULY 1, 1991
                                                  MAY 16, 1992                                   YEAR ENDED
                                              TO DECEMBER 31, 1992      TO MAY 15, 1992        JUNE 30,  1991
1996       1995         1995   1994  1993
----------------        -----------------     - -------------------     ---------------        ---------------
N/M         N/M          N/M    N/M   N/M              N/M                     N/M                    N/M

Page 15
_______________________________

(1) The Company's projects are in the exploration or development stages. As a result, the Company has reported net losses for each of the periods presented, except for the six months ended June 30, 1996 for which it reported a gain due to the issuance of common shares by PARC. The Company has not had any material fixed charge obligations for each of the periods presented. Therefore, the ratio of earnings to fixed charges for the Company is not meaningful ("N/M") under both U.S. GAAP and Canadian GAAP.

                      BUSINESS AND PROPERTIES

CERTAIN STATEMENTS IN "BUSINESS AND PROPERTIES" CONSTITUTE "FORWARD-LOOKING STATEMENTS" UNDER THE REFORM ACT. ACTUAL RESULTS AND THE TIMING OF CERTAIN EVENTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS DUE TO A NUMBER OF FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" IN THIS PROSPECTUS. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION, DESCRIPTIONS AND CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO APPEARING OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS.

GENERAL

   Golden Star is an international gold and diamond exploration company with a diverse portfolio of active exploration and development projects and operating mines in ten countries on two continents. The Company's core focus is on the acquisition, discovery and development of gold and diamond projects. Once it identifies such projects, Golden Star's business strategy is, if appropriate, to enter into partnership arrangements with major mining companies to develop and operate mines. The Company currently has properties in various stages of development in Guyana, French Guiana (through its approximately 69% owned publicly traded subsidiary, Guyanor), Suriname, Brazil and Bolivia in South America and Eritrea, Ethiopia, Gabon, Ivory Coast and Mali in Africa (through its approximately 60% owned publicly traded subsidiary, PARC).

   Golden Star is a substantial mining exploration organization, with over 50 professional geologists on staff and over 600 individuals in the field. The Company's estimated exploration spending for 1996, including funding provided by its partners, is approximately $35.4 million. The Company's efforts are concentrated in a geologic domain known as greenstone belts, which are ancient volcanic-sedimentary rock assemblages. Greenstone belts are known to be favorable geologic environments for gold mineralization and account for a significant proportion of the world's historic gold production. The Company began its exploration activities in 1985 in the tropical, Proterozoic greenstone belts of the Guiana Shield and more recently extended its activities to the geologically related greenstone belts of the Brazilian Shield and the West African Shield and finally to the greenstone belts of eastern Africa.

    Golden Star's initial exploration success in 1986 resulted in the development of the Omai Gold Mine in Guyana, which commenced commercial production in January 1993. The Omai Mine, in which the Company holds a 30% equity interest, is one of South America's largest operating gold mines, with proven and probable reserves of approximately 3.3 million ounces as of December 31, 1995, after production of over 630,000 ounces. The Omai Mine's anticipated 1997 production is in excess of 300,000 ounces. In early 1997, the Company expects to complete a final feasibility study on its second major project, Gross Rosebel, located in Suriname. The Company currently estimates total proven and provable reserves at Gross Rosebel to be approximately 1.1 million ounces and a substantial drilling program is underway to delineate additional reserves. In September 1996, Guyanor and Golden Star announced probable reserves at the Yaou project in French Guiana of approximately
10.3 million tonnes grading 2.7 g Au/t, representing approximately 876,000 ounces of gold IN SITU, which is part of total mineralization of approximately 13 million tonnes grading 2.5 g Au/t. Cambior is a partner in each of these three projects.

    Golden Star believes it is poised to rapidly advance a number of projects by the end of 1997. The Company's objectives during this period include
(i) the completion of a final feasibility study at Gross Rosebel in Suriname and, if positive, the commencement of mine construction, (ii) the commencement of intensive exploration in Andorinhas in Brazil, (iii) the continuation of drilling on the Yaou, Dorlin, St-Elie and Paul Isnard gold projects in French Guiana, at Dioulafoundou in Mali and at Dul Mountain in Ethiopia, and (iv) the continuation of bulk sampling at the Dachine diamond project in French Guiana.

      Golden Star also has created two publicly traded subsidiaries. Guyanor is approximately 69% owned by Golden Star and is incorporated under the laws of France. Guyanor was established in order to comply with French Guiana law requiring a mining company to be a French company. Guyanor's Class B common shares are listed on The Toronto Stock Exchange under the symbol "GRL.B" and were listed on the Nouveau Marche in France on October 30, 1996. PARC is approximately 60% owned by Golden Star and was created in recognition of the unique risk profile of establishing exploration projects across Africa. PARC's common shares are quoted on the Canadian Dealing Network under the symbol "PARC."

BUSINESS STRATEGY

      Golden Star's business strategy is to focus on its core skills of gold and diamond exploration and property acquisition with the ultimate goal of holding significant interests in large scale gold and diamond mines. Golden Star's business strategy is comprised of the following elements:

      FOCUS ON EXPLORATION. Golden Star believes that the greatest increase in shareholder value in the gold and diamond mining sector comes from the discovery of mineral deposits. The Company intends to continue to concentrate its exploration efforts in its areas of expertise, gold and diamond exploration in the tropical greenstone belts of the Guiana Shield, the Brazilian Shield, the West African Shield and the greenstone belts of eastern Africa.

      CONCENTRATE ON CURRENT PORTFOLIO  OF PROPERTIES.  Golden Star intends to focus its efforts on advancing the most promising projects within its current portfolio of properties to the feasibility stage. The Company continues to pursue new opportunities and may make selective additional acquisitions of promising properties.

      PARTNER WITH MAJOR MINING COMPANIES. Golden Star intends to continue to leverage its exploration capital by entering into partnership arrangements with major mining companies that have the technical skills and financial resources to develop and operate large modern mining operations. This strategy enables the Company to transfer a portion of the financial risks associated with exploration and development to its partners and to utilize a greater portion of its funds to explore and develop additional projects.

      MAINTAIN A STRONG LOCAL PRESENCE IN THE COUNTRIES WHERE GOLDEN STAR OPERATES. Golden Star intends to continue its practice of locating offices, the majority of its employees and certain of its executives in the countries where Golden Star has exploration, development and mining interests. Many of the Company's employees are from the countries in which Golden Star operates. The Company believes that its local presence and hiring practices support its exploration efforts by enabling the Company to establish and maintain relationships with local government officials and business leaders. In addition, Golden Star believes that its decentralized local management structure permits it to make better informed exploration and management decisions.

Page 18
                    [MAP OF CERTAIN SOUTH AMERICAN PROJECT
                  LOCATIONS OF GOLDEN STAR RESOURCES LTD. AND
                           GUYANOR RESSOURCES S.A.]

           [MAP OF CERTAIN AFRICAN PROJECT LOCATIONS OF
                PAN AFRICAN RESOURCES CORPORATION]

The following table is a guide to Golden Star's current portfolio of mineral properties. The nature of the exploration business is such that this information changes continually as new properties are identified and acquired, and existing ones mature for development, are sold or are released.

                                                                                                    1996 Estimated
                                                                                                    Expenditures
                            Property               Area                                             ($ MILLIONS){(3)}
COUNTRY             (PERCENT OWNED){(1)}         (HECTARES)               STATUS{(2)}
-----------------   ---------------------       ---------------      ----------------------------   --------------------
SOUTH AMERICA
     Guyana{(4)}    Omai (30%)                     5,200              Producing mine                        N/A
                    Other (100%)                 108,000              Exploration - early and               $5.2
                                                                       intermediate stages


     Suriname{(4)}  Gross Rosebel (40-50%)         17,000              Prefeasibility study completed;       $7.5
                    Other (75-100%)               380,273              final feasibility study in process
                                                                       Exploration - early stage             $3.2


     French         Yaou (50%)                      15,000             Prefeasibility study in process        $1.5
     Guiana{(5)}    Dorlin (50%)                    15,000             Exploration - advanced stage           $1.5
                    St-Elie (50%)                    9,900             Exploration - advanced stage           $1.6
                    Paul-Isnard (37.5%)             25,100             Exploration - advanced stage           $1.4
                    Dachine (31.5-49%)               2,500             Exploration - intermediate stage       $1.1
                    Other                            2,500             Exploration - early and                $0.3
                                                                              intermediate stages
     Brazil{(4)}    Andorinhas (50%)                 25,000            Exploration - advanced stage           $3.3
                    Other                            30,000            Exploration - early stage              $1.3
     Other South    Bolivia                          14,600            Exploration - early stage              $1.1
     America{(4)}

AFRICA
     Ethiopia{(6)}  Dul Mountain (100%)             180,100            Exploration - advanced stage            $1.8
     Mali{(6)}      Dioulafoundou (85%)               3,400            Exploration - advanced stage            $0.8
                    Other                            22,000            Exploration - early stage               $0.0

Page 19



     Other          Other{(7)}                      790,000            Exploration - early and                 $3.8
     Africa{(6)}                                                              intermediate stages

                                                                                                               ========
                                                              TOTAL                                             $35.4

_________________________

(1) Percentages identified are the percentages Golden Star would own assuming either the Company or each of its partners achieves the maximum percentage ownership permissible under the applicable partnership arrangement. Percentages currently owned by Golden Star may be higher or lower. See "-Properties" and the Company's Annual Report on Form 10-K and other documents incorporated by reference herein for a discussion of such potential changes and for additional information on the Company's properties and the ownership interests.
(2)   See "Glossary of Terms."
(3)   Estimated aggregate expenditures by the Company and its partners.
(4) Properties in this country are owned by Golden Star Resources Ltd. or a wholly owned subsidiary of Golden Star Resources Ltd.
(5) Properties in this country are owned by Guyanor, which is approximately 69% owned by Golden Star Resources Ltd.
(6) Properties in these countries are owned by Golden Star or by PARC, which is approximately 60% owned by Golden Star Resources Ltd. Certain properties have been transferred from Golden Star Resources Ltd. to PARC, subject to the approval of the applicable government.
(7) Includes properties located in Eritrea (30,000 hectares), Gabon (363,000 hectares), Ivory Coast (375,000 hectares) and Mali (22,000 hectares).


PROPERTIES

     The following is a description of the Company's significant gold and diamond interests. For more information about these properties and the
Company's other mineral property interests, including with respect to the ownership interests and funding obligations of third parties, see the Company's 1995 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for the first and second quarters of 1996 incorporated by reference herein.

PRODUCING PROPERTIES

OMAI MINE, GUYANA

     The Company owns a 30% common share equity interest in Omai Gold Mines Ltd. ("OGML"), a company incorporated under the laws of Guyana which owns and operates the Omai Mine. The mine is located on a 5,200 hectare mining license on the Essequibo River approximately 160 kilometers southwest of Georgetown, Guyana. The mine is operated as an equity joint venture between the Government of Guyana, the Company and Cambior, the operator.

     Cambior and the Government of Guyana own 65% and 5% of the common shares of OGML, respectively. The Company and Cambior each has granted the Government of Guyana options to acquire from them up to an additional 13.5% of the common shares of OGML at capital market values, beginning in 2003.

     Golden Star currently receives cash flow from the Omai Mine at the rate of 10% of the after tax cash flow from the Omai Mine through the redemption of Class I preferred shares in OGML. The Company received $1.2 million in 1995 through the redemption of Class I preferred shares and, as of June 30, 1996, held approximately $8.4 million of Class I preferred shares. The Company does not expect to receive dividends from its common share holdings in OGML until debt owed by OGML and guaranteed by Cambior is repaid and Class II and III preferred shares held by Cambior are redeemed. As of June 30, 1996, OGML had $184.2 million in debt outstanding and a total of $53.1 million in Class II and III preferred shares outstanding.

     The Omai Mine was brought into commercial production in January 1993 and currently is the Company's only significant producing property. Gold production for 1993, 1994, 1995 and the first six months of 1996 totaled 206,537 ounces, 250,642 ounces, 175,080 ounces and 85,191 ounces, respectively. Gold production in 1995 was significantly lower than the originally expected amount of 250,000 ounces due primarily to the August 1995 tailings dam failure and resulting lack of production for the remainder of 1995. Quarterly gold production at the Omai Mine for 1995 and the first six months of 1996 was as follows:

                            1996            1995
                            First          Second       First Quarter  Second Quarter  Third          Fourth         Total
                         Quarter (1)       Quarter                                     Quarter (1)    Quarter(1)     1995 (1)
----------------------------------------------------------------------------------------------------------------------------------
Ore milled (mt)            725,203        1,160,413       1,169,535       1,216,002       655,674           -          3,041,211
Rate (mt/day)              13,185          12,752          12,995          13,363          7,127            -           13,165
Grade (g Au/mt)              1.6             1.8             1.9             2.0            1.9             -             1.9
Recovery (%)                 85              89              90              91             91              -             91
Gold production (oz)       27,204          57,987          64,435          70,005         40,640            -           175,080
Cash cost of                $294            $281            $234            $220           $215             -            $224
production (2) ($/oz)

________________________
    (1) There was no production at the Omai Mine from August 19, 1995 to February 4, 1996 due to the Omai dam failure.
   (2) Cash cost of production includes mining and milling costs, power generation and general services charges.

     Ore reserves at the Omai Mine are derived from four sources: the Fennell pit, the Wenot Lake pit, the alluvial deposits and from above-ground stockpiles. In 1995, ore was processed from each of these sources. The average mined waste to ore ratio for 1995 was 1.98. At December 31, 1995, the stockpiles held 10,094,000 tonnes grading 0.9 g Au/mt. Cash costs of production at the Omai Mine for 1994 and 1995 amounted to $244 per ounce and $224 per ounce, respectively.

     The surface infrastructure at the Omai Mine includes a milling facility equipped with crushing, semi-autogenous grinding, a gravity recovery circuit, carbon-in-pulp cyanide leaching and electro-winning, together with camp facilities, administrative offices, a warehouse, a maintenance shop and a laboratory. Electric power currently is supplied by 15 diesel generators having a total installed capacity of 47 megawatts. The mine site also includes a tailings pond allowing the natural degradation of the cyanide and decanting and recirculation of the water used in milling with discharge of treated process waters into the Omai River.

     The 1996 production target for the Omai Mine is 255,000 ounces. The mill currently is processing stockpiled ore and lower grade soft rock ore from the Wenot pit. Mining of hard rock ore resumed in the Fennell pit upon completion of dewatering during the second quarter. The Omai Mine expanded its rated mill capacity from 12,000 to 18,000 tonnes per day through incremental additions in grinding and power generating capacity which were completed in July 1996. As a result of the $54 million expansion program, annual production rates at the Omai Mine in excess of 300,000 ounces are expected, beginning in 1997.

     The Omai Mine has registered an increase in reserves every year since operations began, exclusive of the gold that has been mined. Total reserves have grown from 2.3 million ounces at year end 1992 to 3.3 million ounces at year end 1995, after production of over 630,000 ounces. The increase in minable gold reserves for 1995 was the greatest year on year increase to date, representing a 24% increase over year end 1994, exclusive of production during 1996. Importantly, the overall grade of the reserves at both the Fennell and Wenot pit registered improvements. Drilling is continuing in 1996 in the East Wenot pit section on a geochemical anomaly more than 1.2 kilometers long, with the intention of further increasing reserves during 1996. The reserves{(1)} at year-end 1995 and 1994 were estimated as follows:


                      December 31, 1995                               December 31, 1994
              -----------------------------------         -----------------------------------
               Proven and     Grade      Contained         Proven and     Grade     Contained
                Probable    (g Au/mt)    Gold (oz)          Probable    (g Au/mt)     Gold
                Reserves                                    Reserves                   (oz)
                  (mt)                                        (mt)
Fennell Pit    43,450,000      1.6      2,217,800          39,977,000      1.5     1,937,000
Wenot Lake     14,127,000      1.6        708,100           6,905,000      1.4       309,300
Pit
Alluvials       1,237,000      0.9         38,100           3,946,000      1.1       138,600
Stockpiles     10,094,000      0.9        296,600           7,805,000      1.0       240,900
TOTAL          68,908,000      1.5      3,260,600          58,633,000      1.4     2,625,800

________________________
     (1) Reserves are calculated using a gold price of $425 per ounce with a cutoff grade of 0.35 g
           Au/t for soft rock reserves and 0.70 g Au/t for hard rock reserves. Recovery rates range between 85% and 90%, depending on grade.

     On August 19,  1995,  a failure occurred in the main
section  of  the tailings dam  at  the  Omai  Mine.   The
failure  resulted   in   the   discharge   of   effluent-
contaminated  water  into  the Omai River, which in  turn
flowed into the Essequibo River.   The discharge began on
August  19,  1995  and continued until  the  leakage  was
controlled by Omai personnel  on  August  24,  1995.   To
minimize   environmental   damage,   a   portion  of  the
discharged water was diverted into the Fennell Pit, the main source of ore at the Omai Mine. Production at the Omai Mine was suspended from August 19, 1995 until
February 4, 1996.

     In October 1995,  the Government of Guyana appointed
a  Commission  of  Inquiry  to  examine  various  matters
arising from the dam failure.  Its report stated that the
Commission of Inquiry could see no justifiable reason for
OGML not being permitted to resume production at the Omai
Mine.  The Commission  of  Inquiry  also made a number of
recommendations in its report relating  to,  among  other
things,  the  construction  of the new tailings pond, the
treatment  of  water before its  release  into
receiving waters,  the  reclamation   and  closure  of  the  former
tailings   pond   and   the   implementation   of   other
environmental safeguards. Operations at the Omai Mine resumed on February 4, 1996.

OTHER PRODUCING PROPERTIES

     The Company currently has alluvial mining operations at the Paul-Isnard project in French Guiana. See "-
Development Properties - Paul-Isnard."

DEVELOPMENT PROPERTIES

GROSS ROSEBEL, SURINAME

  The Gross Rosebel project covers 17,000 hectares and is
located  80  kilometers  south  of the  capital  city  of
Paramaribo, Suriname.  As of December 31,  1995,  a total
of   $12.9 million,   including  capitalized  acquisition
costs,  had  been  spent  at   Gross  Rosebel  since  the
Company's   involvement  with  the  project,   of   which
$6.6 million   was   funded   by  Cambior.   The  Company
anticipates that $7.5 million will  be spent on the Gross
Rosebel project in 1996, with Cambior  expected  to  fund
$5.0 million of this amount.

  Golden  Star  and  Cambior  each  owns 50% of the Gross
Rosebel project. Cambior is obligated to use its best efforts to arrange debt financing for 65% of mine construction and related costs, with Golden Star and Cambior each contributing 50% of the remainder of such costs. In addition, Grassalco, a mining company owned and operated by the government of Suriname, has the right to purchase up to a 20% minority interest from Golden
Star and Cambior (on a pro rata basis) in the production company that will operate the mine, in which case
Grassalco will be obligated to fund its pro rata portion of mine construction and related costs.

  Gross Rosebel is composed of two contiguous areas known
as the Northern and Southern blocks.   Geologically,  the
area is underlain by Proterozoic metasedimentary and metavolcanic greenstone rocks which have been intruded by a large tonalitic stock near the southern boundary of the project.

  As part of a prefeasibility  study  completed  in April
1996,   Cambior   calculated  proven  and  probable  gold
reserves of approximately 24 million tonnes grading 1.4 g
Au/t, representing 1.1 million ounces IN SITU. These reserves lie in the South block, containing the Royal
Hill, Mayo and Rosebel deposits, and the North block, containing the Pay Caro and Koolhoven deposits.

  The  1996  exploration  work is focused on drilling  to
better define and expand the  reserve  and mineralization
base  within  the  five  areas where reserves  have  been
established, as well as to  identify potential new zones.
During the first six months of 1996, an additional 16,585
meters of drilling in 113 holes  and 13,312 linear meters
of trenching has been completed on the North block of the
project.  Mineralization was extended along strike on the
Pay Caro  and  East Pay Caro zones by  approximately  450
meters, allowing  existing  open  pit plans to be widened
and deepened.  Results from this core  drilling exhibited
average  widths of mineralization of 8.1  meters  with  a
weighted average  grade  of  2.4 g  Au/t  at Pay Caro and
average  widths  of  9.6  meters with a weighted  average
grade of 2.2 g Au/t at the  East  Pay  Caro  zone.   Wide
spaced,  step  out  drilling along the Koolhoven and Bigi
Asanjangmoni  trends  has   been   successful,   although
additional  closer  spaced  drilling will be required  to
bring  this  mineralization into  the  reserve  category.
Metallurgical    test    work    conducted   during   the
prefeasibility study has indicated recoveries in excess of 90% using conventional gravity and cyanide leaching recovery methods.

  An additional 18,691  meters  of  drilling  within  the
North  block  and  the  South block  of the Gross Rosebel
project are budgeted for  the  remainder of 1996 with the
objective  of  significantly  increasing   open  pittable
reserves  for  the final feasibility study.  The  Company
expects the final  feasibility  study at Gross Rosebel to
illustrate  economics  that would justify  a  development
decision at current gold  prices, given the nature of the
bulk  of  the  ore  body,  simple   metallurgy  and  good
infrastructure for mine development, including nearby port facilities and road access.

EXPLORATION PROPERTIES

YAOU, FRENCH GUIANA

  The Yaou project, owned through Guyanor, covers a total
area  of 15,000 hectares  and  is  located  approximately
210 kilometers southwest of Cayenne, French Guiana.  Yaou
is the  most  advanced  of Guyanor's exploration projects
and a significant amount  of  exploration  work  has been
conducted  on  the property.  As of December 31, 1995,  a
total of $10.3 million, including capitalized acquisition
costs,  had  been  spent  at  Yaou  since  the  Company's
involvement with  the  project, of which $3.3 million was
funded  by  Cambior.   The   Company   anticipates   that
$1.5 million will be spent on the Yaou project in 1996, all of which is expected to be funded by Cambior.

  The Yaou project is  underlain  by a typical greenstone
sequence of the Paramaca Formation.   Within  these rocks
are two distinct units that host gold mineralization generally associated with pyrite and quartz-carbonate veins and veinlets.

  During the first six months  of 1996, an evaluation was
completed using all exploration  data gathered at Yaou by
both Guyanor and the previous owners,  the  French Bureau
de Recherches G<e'>ologiques et Mini<e`>res ("BRGM")  and
BHP,  with the purpose of developing a new geologic model
of the  known  mineralized  area.  On September 11, 1996,
Guyanor and Golden Star announced  the  results  of  this
work.   A  reserve  estimation  was completed on the Yaou
Central and Chaina zones based on  results from 130 drill
holes for a total of 24,416 meters,  approximately 40,000
meters  of  augering and approximately 10  kilometers  of
trenching.  The  estimation calculated a probable reserve
of approximately 10.3  million tonnes grading 2.7 g Au/t,
representing  approximately   876,000   ounces   of  gold
IN SITU.    The   probable   reserve  is  part  of  total
mineralization of approximately 13 million tonnes grading
2.5 g Au/t.

  The exploration program for  the  remainder  of 1996 is
focused on establishing proven mining reserves based upon
the  above  mentioned  probable  reserves and mineralized
inventory,  as  well  as  establishing   new   zones   of
mineralization.    Some   4,300  meters  of  drilling  is
scheduled to be completed during the remainder of 1996 on
both  Yaou Central and Chaina  for  infill  drilling  and
testing   lateral   and   depth  extensions  as  well  on
additional  targets  to  the northeast  of  Yaou  Central
(Zones I, J and K) to identify new mineralization minable
by open pit.  Guyanor also  plans  to  conduct additional
exploration over the project area, with  an initial focus
on the Bois Blanc target approximately 10  kilometers  to
the north of Yaou Central.  In addition to the Bois Blanc
target,   there   are  two  other  known  zones  of  gold
mineralization which  warrant  follow-up  work, Yaou Nord
and  Tomantoni.   To  date,  less  than  15% of the  Yaou
project area has been evaluated.

  The  Yaou  and Dorlin gold projects are being  advanced
under  an  agreement  with  Cambior,  pursuant  to  which
Cambior must  fund  in the aggregate $11.0 million on the
two properties by June 30,  1998  in  order to earn a 50%
interest in each project.  Cambior also  is  obligated to
use its best efforts to arrange debt financing for 65% of
mine  financing  costs,  with  Guyanor  and Cambior  each
contributing 50% of the remainder of such costs.  Guyanor
is  to  manage  the  exploration  of  the
properties  and Cambior  is  to  prepare  a  feasibility  study   on  the
properties and to manage the development and operation of future mining operations.

DORLIN, FRENCH GUIANA

  The  Dorlin  project,  owned through Guyanor, covers  a
total   area   of   15,000  hectares   and   is   located
approximately 180 kilometers southwest of Cayenne, French
Guiana.    As   of  December 31,   1995,   a   total   of
$1.6 million, including capitalized acquisition costs, had been spent at Dorlin since the Company's involvement with the project, of which $1.0 million was funded by Cambior. The Company anticipates that $1.5 million will be spent on the Dorlin project in 1996, all of which is expected to be funded by Cambior.

  The     Dorlin    project    is    underlain    by    a
volcano-sedimentary sequence of the Paramaca Formation and is intruded by younger granitic intrusive rocks.

  In  August  1996,  Guyanor  announced  the  results  of
approximately  2,000 meters of drilling  in  31 holes  as
well as the recompilation and integration of results from
19 holes totaling  4,323  meters  drilled by the BRGM and
BHP in 1986.  Guyanor's drilling focused on the Sud Nivre
zone on a prominent ridge known as  Montagne  Nivre while
the BRGM-BHP drilling focused on the West Nivre  zone  to
the  north of Sud Nivre and on the west flank of Montagne
Nivre.   Guyanor  established two zones of mineralization
approximately 40 to  50 meters  wide over a strike length
of   approximately   750   meters.   Mineralization   was
encountered  in  approximately  74%  of  the  core  holes
drilled by Guyanor,  exhibiting  average  widths  of  9.8
meters  at  a  weighted  average  grade  of  1.9  g Au/t.
Drilling conducted by the BRGM and BHP on the West  Nivre
zone  and  across  the  northern  extension  of the zones
drilled   by   Guyanor   encountered  mineralization   in
approximately 79% of the core  holes  drilled, exhibiting
average widths of 9.9 meters at a weighted  average grade
of  1.9  g Au/t.  Current and past drilling results  have
indicated   mineralization   over   a  strike  length  of
approximately 1.5 kilometers on the far southern end of a
major   hydrothermal  breccia  system  which   has   been
identified   continuously   over   five   kilometers  and
discontinuously over an additional 4 kilometers.

  During the second half of 1996, Guyanor plans to mobilize a second, larger drill rig to test the Sud Nivre zone at greater depth, test the extension of the system to the north and conduct infill drilling on the zones drilled by the BRGM and BHP.

ANDORINHAS, BRAZIL

  The  Andorinhas  project  covers  approximately  25,000
hectares  and  is  located in the state of Par<a'> in the
eastern Amazon area,  approximately 670 kilometers south-
southwest of the city of  Belem,  Brazil.   Andorinhas is
the single largest item in Golden Star's 1996 exploration budget, with planned expenditures of $3.3 million.

  In December 1995, CVRD, the largest individual producer
of gold in Latin America, awarded the Company  the  right
to   associate   with   CVRD   for  the  possible  future
development  and  exploitation  of  the  Andorinhas  gold
property  in Brazil.  The Andorinhas  tender  represented
CVRD's first  effort to secure outside partners to assist
in the development  of  CVRD's gold resource potential in
Brazil.  Under the agreement  with  CVRD  and  subject to
final  approval of the Brazilian government, the  Company
must match  CVRD's  previous  exploration expenditures of
approximately $5.5 million, as  well  as  pay  50% of any
additional   costs   required   to  complete  a  positive
feasibility study, in order to earn a 50% interest in the
Andorinhas project.  The Andorinhas  project is comprised
of  three  exploration  concessions, each  of  which  has
expired.  It has been represented to the Company
that the title
holders in each case  (CVRD or its subsidiary) have
timely applied for renewals or  successor  mineral rights
with   respect   to   each   of  the  concessions,  which
applications currently are pending. The Company believes that the title holders will obtain the renewals or successor rights as applicable; however, no assurance can be given that such rights will in fact be granted.

  Andorinhas is an advanced  stage  exploration  project.
Gold  mineralization was discovered at Andorinhas in  the
late 1970s  by Rio Doce Geologia e Mineracao S.A., CVRD's
exploration  subsidiary.    The   geologic   setting  and
mineralization of discoveries in the area share  the same
characteristics of many of the notable underground  mines
in  the  Abitibi  mineral province in Canada, such as the
Campbell Red Lake mine,  with high grade gold-quartz vein
mineralization occurring in multiple zones.  Surface work
and approximately 15,000 meters  of  drilling  by CVRD in
the   late   1970s  identified  three  primary  zones  of
interest, Mamao and Babacu along a 14 kilometer shear zone trending northeast-southwest through the southern leg of the property and Lagoa Seca on a parallel 8 kilometer shear zone to the north. The results averaged
2.7 meters at 17.1 g Au/t from 11 holes at the Mamao prospect, 19.8 meters at 4.7 g Au/t from 9 holes at the Lagoa Seca prospect and 2 meters at 8.1 g Au/t from 6 holes at Babacu.

  In  the early 1980s, the Andorinhas area experienced  a
significant  influx  of  garimpeiros (illegal miners) who
mined multiple surface zones  of  enriched mineralization
along the shear zones.  Garimpeiro  mining  ceased in the
mid  1980s  as the price of gold fell and pits  from  the
surface  mining   of   gold  bearing  material  began  to
encounter the water table.   One  of  the few garimpeiros
who remained developed an underground decline  240 meters
down plunge to exploit the primary structure on the Mamao
zone.    Sampling by the Company consisted of a carefully
cut series  of  675 samples in 78 channels systematically
distributed throughout  the  27  levels  of  the existing
underground   workings.    The   sampling   evaluated   a
mineralized zone whose minimum dimensions, as  defined by
the  mined out workings, extend from surface down  plunge
for 270  meters,  with a width of up to 150 meters, and a
thickness of 2.5 to 7.0 meters.  Encouraging results have
been received from  the  sampling  with an uncut weighted
average grade of all samples of 20.0  g  Au/t.   The  cut
weighted average grade (cut at the 98th percentile of 125.0 g Au/t) is 13.7 g Au/t. Mineralization appears to remain open on strike and at depth in the Mamao zone.

  In October 1996, the Company and CVRD announced the commencement of core drilling at the Andorinhas project.
The first phase of the core drilling program involves two drills and is scheduled to consist of 18 holes totaling approximately 3,000 meters. Drilling will be distributed to test for the existence of additional ore shoots in the vicinity of the Mamao zone where garimpeiro workings and/or outcrop of the mineralized structures are evident.

  The  Company  is  the manager of an aggressive 30-month
program at Andorinhas  to  expand  the  known mineralized
zones and delineate new ones.  The objective  of  the 30-
month   program   is  to  delineate  a  high  grade  gold
mineralization of at  least one million ounces as rapidly
as possible, while evaluating  the  potential for similar
targets over the extent of major shears  zones which have
not  been  explored.  CVRD has the right to  act  as  the
operator of any mine that may result from the exploration
efforts.   Detailed   underground  and  surface  geologic
mapping and geochemical sampling have been completed on the principal prospects, while surface sampling and mapping continues over the remainder of the property to identify new targets. An airborne aeromagnetic, EM and radiometric survey on 100 meter line spacing is in progress over the entire property.

ST-ELIE, FRENCH GUIANA

  The  St-Elie  project, owned through Guyanor, covers  a
rectangular area  of  9,900  hectares  located  in  north
central  French  Guiana,  110 kilometers west of Cayenne,
French  Guiana.   As of December 31,  1995,  a  total  of
$3.2 million, including  capitalized  acquisition  costs,
had   been   spent   at   St. Elie  since  the  Company's
involvement with the project,  of  which $1.2 million was
funded   by   ASARCO.    The  Company  anticipates   that
$1.6 million will be spent on the St-Elie project in 1996, all of which is expected to be funded by ASARCO.

  ASARCO  has  a  50%  equity  interest  in  the  St-Elie
project,   subject   to   its  spending  $10 million  for
development of the property,  including the completion of
a  feasibility  study,  by  February  2000.   ASARCO,  at
Guyanor's request, is obligated  to  use its best efforts
to obtain financing on a project finance basis for 80% of
project development costs, with Guyanor  and  ASARCO each
contributing 50% of the remainder of such costs.   ASARCO
may decide at any time to terminate its obligations under the agreements with Guyanor and stop funding the St-Elie project, which will result in the forfeiture of its interest in St-Elie. Guyanor will be the operator of the exploration effort at St-Elie prior to the completion of the final feasibility study, at which time ASARCO has the right to assume the position of operator.

  The first gold discoveries in the St-Elie region were made in 1873, and between 1878 and 1923 more than 600,000 ounces of gold reportedly were mined from alluvial and eluvial deposits, using mainly hydraulic methods. From
1956 to 1993, mining activities on the project were intermittent and consisted only of local, small scale alluvial operations.

  To the Company's knowledge, gold extracted to date from the St-Elie, Michel and Devis sectors of the project was from both alluvials and weathered bedrock. Other sources of gold which have been identified include recent and ancient alluvial deposits, re-worked lateritic deposits, eluvial and surficial deposits and mining residues.
However, on the basis of present knowledge of the areas, bedrock sources appear to be the most promising and the most recommended for exploration.

  Extensive exploration work  began  at  St-Elie  in late
October  1995.   Geological,  geochemical and geophysical
work  completed  in 1995 identified  nine  primary  drill
targets on the property.   During the first half of 1996,
34 holes  were drilled, totalling  4,982 meters,  on  the
Devis and Michel  zones  of  the  property.  In May 1996,
Guyanor completed 23 holes for 3,202 meters  in the Devis
zone.   Mineralization  was  encountered in approximately
57% of the core holes drilled, illustrating a mineralized
zone approximately 550 meters  in  length  by  200 meters
wide  and exhibiting average intersection widths  of  8.5
meters  at  a  weighted  average grade of 2.6 g Au/t.  In
July  1996,  Guyanor  completed   an   initial   11 hole,
1,780 meter drilling campaign in the Michel zone over  an
area  of  mineralization  approximately 1.2 kilometers in
length  by  200 meters  wide.    At   the   Michel  zone,
mineralization was encountered in approximately 82% of the core holes drilled, with average intersection widths of 4.3 meters at a weighted average grade of 3.9 g Au/t.
For the remainder of 1996, Guyanor expects to focus work at St-Elie on continued surface mapping, preparation of 80-90 drill sites for 1997 drilling and improvements to road access.

PAUL-ISNARD, FRENCH GUIANA

  The Paul-Isnard project area, which includes  both  the
Paul-Isnard  and  Eau-Blanche  projects, is owned through
Guyanor.  The Paul-Isnard project  area is located in the
western   part   of  French  Guiana,  approximately   250
kilometers west of  Cayenne,  and covers 25,000 hectares.
Guyanor's  interest in the Paul-Isnard  project  area  is
held by its  subsidiary, Soci<e'>t<e'> de Travaux Publics
et  de  Mines Aurif<e`>res  en  Guyane  ("SOTRAPMAG"),  a
soci<e'>t<e'>     <a`>    responsibilit<e'>    limit<e'>e
incorporated under the laws of France and based in French
Guiana.    As   of  December 31,   1995,   a   total   of
$5.5 million, including capitalized acquisition costs of $4.0 for both the alluvial mining project and the hard rock mineral projects, had been spent at the Paul-Isnard project area, of which $1.4 million was funded by ASARCO.
The Company anticipates that $0.7 million will be spent on the Paul-Isnard project area in 1996, all of which is expected to be funded by ASARCO and LaSource.

  Guyanor has entered into a  joint  venture agreement to
give  LaSource  a  25%  participating  interest   in  the
exploration and exploitation of primary gold deposits  on
the  Paul-Isnard  and  Eau-Blanche projects.  Pursuant to
the same joint venture agreement, ASARCO has two separate
options to acquire a 50%  interest in Guyanor's remaining
interest in the primary deposits  on  each  of  the Paul-
Isnard and Eau-Blanche projects.  In order to acquire its
interests  in one of these projects, ASARCO is obligated,
by June 2001,  to  complete  a  feasibility  study on the
project  and  to  spend  at  least  $10  million  on such
project,  or  to  combine the Paul-Isnard and Eau-Blanche
projects into a single joint venture and spend a combined
$20 million.  ASARCO  also  is  obligated to use its best
efforts to obtain financing on a  project  finance  basis
for  80%  of  project development costs, with Guyanor and
ASARCO each contributing  37.5% and LaSource contributing
25% of the remainder of such  costs.  Guyanor will act as
project  manager  for  the  exploration   phase   at  the
Paul-Isnard project area, while ASARCO, once vested, has the right to act as the manager of any resulting feasibility study and exploitation.

   There are two prominent mountain chains bordering the Paul-Isnard project area which form the edges of a basin in which alluvial gold deposits have accumulated. The
Company believes that this alluvial gold originated from gold-bearing rocks from Decou-Decou and Lucifer mountains and was transported downward by high-energy streams, concentrating the gold in the gravel beds of streams in the Paul-Isnard project area. The alluvial gold deposits of the Paul-Isnard project area have been known for almost a century and gold panning was reported on a number of creeks which traverse the property. Mechanized alluvial mining started in about 1910, with recorded production of over three tons of gold.

  The Company,  through  SOTRAPMAG,  currently  has three
plants  of various configurations operating on the  Paul-
Isnard property, one of which is a fixed plant located at
Barth<e'>l<e'>my  and  two  of  which  are  mobile plants
currently located at Petit L<e'>zard and Reine Creek.  In
late  1995,  the  Company  began  an  aggressive alluvial
exploration   program  to  identify  target   areas   and
commenced  prospecting   activities   to   quantify   the
potential for alluvial mining reserves. The program is scheduled to be completed in 1996. Ore reserves are not stated for the current alluvial operations at the Paul-
Isnard project area as the data for reserve estimation are not currently considered adequate to support the calculation of ore reserves.

  SOTRAPMAG's   alluvial   operations   have  experienced
operating losses in 1996 as a result of a labor strike, the re-deployment of certain equipment for construction of a new plant and heavy rainfall. Guyanor has retained outside consultants to analyze SOTRAPMAG's operations and make recommendations on how to render the operation profitable. There can be no assurance, however, that it will be possible to return SOTRAPMAG's operations to profitability or that management will not decide to close the alluvial operations.

  To   the   Company's   knowledge,   little   systematic
exploration has been conducted at the Paul-Isnard project area in search of primary gold. Management believes that there are at least two virtually unexplored occurrences which may constitute possible sources of alluvial gold on the property. An airborne radiometric and magnetometric geophysical survey over the property was carried out recently by Guyanor as part of a survey of all of Guyanor's French Guiana properties.

  Surface sampling from approximately 900 outcrop channel
samples has indicated a zone in excess  of two kilometers
in length with widths varying between 100  and 400 meters
and average gold grades of 1.5 to 2.0 g Au/t, and as high
as  13 g Au/t.  In June 1996, Guyanor initiated  drilling
on the  Paul-Isnard  project  area  and  has completed 18
holes totaling approximately 3,300 meters on the Montagne
d'Or  zone  on  the north flank of Decou-Decou  Mountain,
part of an initial  6,000  meter  drilling  program.  The
objective of the drilling campaign is to test  the  depth
continuity  of  mineralization identified through surface
sampling.  In October  1996,  the  Company,  Guyanor  and
LaSource announced results from the initial phase of core
drilling  at  Montagne  d'Or.  Mineralization encountered
within the felsic volcanic  unit  at  depth  over the 1.1
kilometer strike length drilled appeared to be consistent
with a massive sulfide (VMS) type of mineralization which
the Company currently  believes is  similar  to  deposits
currently being mined along the Cadillac Break in  Quebec.
Polymetallic  assays  on  semi-massive to massive sulfide
mineralization  intersected  in one hole between 82.6 and
99.6 meters yielded  weighted average  metal  grades   of
3.7 g   Au/t, 17.0 g/t silver, approximately  0.3% copper
and  trace zinc  values.   The Company plans to  continue
to   compile and interpret the data  from  the  first  18
holes  prior  to   planning  the  completion of the 6,000
meter campaign, the success of which will determine further drilling programs.

DACHINE, FRENCH GUIANA

  The  Dachine  project, owned through Guyanor, covers  a
2,500   hectare   area   in   southwest   French   Guiana
approximately 200 kilometers  southwest  of  Cayenne that
was previously known as the Inini diamond occurrence.  As
of December 31, 1995, a total of $0.8 million,  including
capitalized acquisition costs, has been spent at  Dachine
since  the  Company's  involvement  with  the project, of
which  $0.4 million  was  funded  by  BHP.   The  Company
anticipates that $1.1 million will be spent on the Dachine project in 1996, all of which is expected to be funded by BHP.

  In  December  1995,  Guyanor  entered into an agreement
with BHP pursuant to which BHP would  earn a 51% interest
in  the  Dachine  project  by  spending $3.5  million  by
May 31, 1998. Depending upon options  available  to  both
companies,  Guyanor's  ultimate  interest in the property
could  vary  between 31.5% and 49%.   BHP  may  elect  to
terminate the agreement and stop funding the Dachine project at any time.

  On March 1, 1996, the Company and Guyanor reported  the
discovery   within   the   Dachine   permit   area  of  a
metamorphosed  ultramafic  structure  that can be  traced
over a minimum dimension of approximately  3.5 kilometers
in  length  and  0.5 kilometers in width.  Final  results
from  the  initial  exploration   program,  announced  on
May 22, 1996, exhibited significant diamond counts from microdiamond analysis on auger and core drill holes that intersected the main body with a total of 8,970 stones recovered from approximately 1,164 kilograms of core and auger samples. Additionally, a total of 976 stones were recovered from microdiamond analysis on approximately
387 kilograms of outcrop and soil samples collected during the initial exploration program.

  These results led  to  the  decision to proceed with an
initial small bulk sample at Dachine  during  second half
of 1996.  This program calls for the collection of 200 to
250  tonnes  of  material from several near surface  pits
along the length of the Dachine body.  This material will
be processed at the  Dachine  site  to  produce  a  heavy
mineral  concentrate  which  will  be  shipped  to  North
America  for  macrodiamond  analysis.   Results  of  this
initial  bulk  sample  will serve as the basis for future
exploration programs at  Dachine.   To  secure  its  land
position,  Guyanor  has  applied for a 33,700 hectare "A"
Permit around the existing Dachine "B" Permit area.

DUL MOUNTAIN, ETHIOPIA

  The Company believes it  was  the first foreign company
to be awarded exploration licenses  in  Ethiopia.  Golden
Star has acquired an interest in 90 exclusive exploration
licenses to explore for gold at the Dul Mountain  project
located in western Ethiopia, approximately 500 kilometers
west-northwest   of   Addis   Ababa,   Ethiopia.   As  of
December 31,  1995,  a  total of $2.6 million,  including
capitalized acquisition costs,  had  been  spent  at  Dul
Mountain   since   the  Company's  involvement  with  the
project.  The Company  anticipates that $1.8 million will
be  spent  on  the Dul Mountain  project  in  1996.   The
Company has transferred its interest in the Dul Mountain project to PARC, subject to governmental approval.

  The  area  covered by the  Dul  Mountain  project  lies
within the western  Ethiopian Shield which is part of the
north-south trending  Pan-African-Mozambique  Precambrian
belt that extends along the east coast of Africa.   There
are  records  of  small-scale alluvial gold production on
the Dul Mountain property  for most of this century, with
unrecorded production by local  miners  continuing today.
Previous exploration has identified three  gold prospects
on  the  property:   Ashashire,  Azale-Akendeyu  and  Dul
Mountain. The Company has ceased activity on the latter prospect.

  Trenching  at the Ashashire prospect  over  an  anomaly
1.6 kilometers in length and 200 meters in width provided
encouragement  with  mineralized  sections  of 4.1 g Au/t
over  24.6  meters  and  3.3 g  Au/t  over  14.8  meters.
Ashashire   and   a  second  target,  Belaute,  are  both
prospects in the western half of the Dul Mountain project area which warrant follow-up work, although difficult terrain makes mobilization costly.

  In late 1995, the reconnaissance work over the  eastern
half  of  the  Dul  Mountain project area resulted in the
discovery of the previously  unknown  Menghi  area on the
northern  portion of the most eastern of three greenstone
belts on the project.  The main zone of interest on the 4
by 5 kilometer Menghi prospect is a north striking quartz
ridge approximately  600  meters  long.  During the first
half of 1996, PARC moved its primary camp at Dul Mountain
to a location near the Menghi prospect and conducted soil
geochemical and ground geophysical  surveys  as  well  as
trenching.   Trenching  completed  to  date over a strike
length of approximately 400 meters along the mineralized zone identified average widths of mineralization within the trenches of 27 meters with a weighted average grade of 2.9 g Au/t.

  In July 1996, an  initial  seven hole, 1,100 meter core
drilling campaign was initiated  in the south of the zone
identified by trenching to test the  depth  continuity of
mineralization along strike to the north.  Poor  drilling
conditions  early  in  the program and heavy rains slowed
the drilling as well as additional trenching to the south
testing  for possible extensions  of  the  system.   PARC
plans to compile and interpret the results from the initial drilling campaign and additional trenching data prior to recommencing drilling at the Menghi prospect.

  PARC has not complied  with certain of the terms of its
license agreement with the  Ethiopian government in which
PARC agreed to a specified work  program  and  a  certain
level of expenditures at the Dul Mountain project.   PARC
and the government have agreed to a revised work program and lower required expenditures for the Dul Mountain project and PARC intends to use its best efforts to resolve any additional outstanding issues with respect to the license agreement. Although the Company currently has no reason to believe that its licenses for the Dul
Mountain project will be revoked, there can be no assurance that the Ethiopian government will not revoke the licenses as a result of noncompliance with certain of the original terms of the license agreement, as discussed above.

DIOULAFOUNDOU, MALI

  The Company's exploration activity in Mali  to date has
concentrated on the Dioulafoundou project near  the Mali-
Senegal border in the Kenieba district, approximately 400
kilometers  west  of  the capital of Bamako.  The project
consists   of  four  authorizations   aggregating   2,800
hectares.  As  of  December 31,  1995,  a  total  of $1.9
million,  including  capitalized  acquisition  costs, had
been   spent   at   Dioulafoundou   since  the  Company's
involvement with the project. The Company anticipates that $0.8 million will be spent on the Dioulafoundou project in 1996.

  The Company, through PARC, has an 85% interest on one authorization, subject to divestment, while the other three authorizations have been acquired, subject to divestment, from Mali parties who retain the right to a 5% participating interest and a royalty of 0.3% from any mine development.

  The  region  in which the Dioulafoundou project lies is
part of the West  African  Shield.  The project area lies
within the exposed early Proterozoic  Kenieba inlier that
straddles   the  Mali-Senegal  border  and  is   composed
primarily of  thick  Birimian  volcanic  and  sedimentary
formations   that   trend   generally   north-south   and
northeast-southwest.   Local  miners  have  long produced
unknown quantities of gold from alluvial deposits in the Kenieba district.

  The main objective of PARC's work completed to date  at
the  Dioulafoundou  project  has  been  to  establish the
presence  of  economically attractive gold mineralization
within the prospect area.  During 1995, PARC completed an
initial 1,137 meter  core drilling campaign, encountering
significant  mineralization   in   six  of  eight  holes.
Mineralized intersections from the initial core drilling campaign in 1995 averaged 11 to 15 meters at 2.5 to 3.0 g
Au/t.

  During  the  first  half  of  1996,  PARC  completed  a
mechanical  augering  program  for  geochemical  analysis
consisting  of  355 holes totaling 4,548 meters over  the
whole of the Dioulafoundou  project.   A  65  hole, 4,200
meter  reverse  circulation  ("RC") drilling program  was
completed in July, 1996.  This  RC  program confirmed the
north-south   striking   mineralization   identified   by
previous  core  drilling  with  near  surface mineralized
intersections with an average width of  2.9  meters and a
weighted   average   grade   of   2.4   g   Au/t.    Gold
mineralization also was encountered on the Bah permit which comprises the south and southeast border of the Diaoulafoundou project.

These  mineralized  zones  are
characterized as near surface, narrow zones with gold grades ranging from 1.3 to 3.2 g Au/t. An early and intense rainy season caused postponement of RC drilling near the extensive Kerekou artisanal working on the Magassa permit.

  PARC   intends  to  continue  evaluating   the   entire
Diaoulafoundou  project.   PARC  expects  to  resume core
drilling during the fourth quarter of 1996 to test extension of the mineralized zone on the AFC permit, core drilling the more significant mineralized zones on the Bah permit and, as previously planned, test targets near the Kerekou workings on the Magassa permit.

  PARC's exploration  activities  at  the  Diaoulafoundou
project   are  partly  conducted  under  an  exploitation
authorization  issued  by  the  government  of Mali which
requires the authorization holder to conduct exploitation
activities within the authorization area.  Although  PARC
intends  to  commence  exploitation activities within the
perimeter of the authorization if warranted, there can be
no assurance that it will  do  so  or  that, even if such
activities    are    commenced,    PARC's    exploitation
authorization for the Diaoulafoundou  project will not be
revoked  because  of  its  failure  to  comply  with  the
requirement  to  conduct  exploitation  activities.   The
Company currently has no reason to believe that its exploitation authorization for the Diaoulafoundou project will be revoked.


OTHER PROPERTIES

  Golden   Star  and  its  subsidiaries   also   hold   a
significant  portfolio  of  other  early and intermediate
stage gold and diamond projects in Guyana, French Guiana,
Suriname,  Brazil  and  Bolivia  in  South   America  and
Eritrea, Ethiopia, Gabon, Ivory Coast and Mali  in Africa
that are in various stages of development.  Excluding the
properties  specifically  mentioned  above,  the  Company
anticipates   spending   $14.9 million   on  these  other
projects in 1996, of which $1.9 million is anticipated to be funded by various partners and through the recovery of performance bonds.

  In October 1996, Golden Star commenced a 26 hole, 2,600
meter  core  drilling  program  on  the  Antino   project
covering  an area of approximately 3,700 hectares located
within the  South  Benzdorp area in southeastern Suriname
on the French Guiana  border.   Golden Star has the right
to  earn  a  100%  interest in the Right  of  Exploration
granted to a local Surinamese company with respect to the
Antino  project.  The  objective  of  the  core  drilling
program at  Antino is to test the depth potential of high
grade root zones  identified through deep augering on the
Upper Antino central  and  middle  zones.   To date, less
than half of the anomalous ground, principally the northwest and northeast zones, on the Upper Antino target has been covered by deep augering. Mechanized deep augering is planned on these zones in addition to the core drilling now underway on the central and middle zones.

  In addition to the exploration projects described above, Golden Star initiated core drilling on the Fish
Creek project in northwest Guyana during the fourth quarter of 1996. PARC intends to commence and complete initial core drilling campaigns at the Adi Rassi and Torat prospects in Eritrea throughout the remainder of the year.

  In 1994, the Company  established a diamond exploration
group  based  in  Georgetown,   Guyana  to  evaluate  the
potential  for  primary  diamond sources  on  exploration
reconnaissance areas in Guyana,  as  well  as to identify
other high priority diamond exploration prospects  across
the   Guiana   Shield.    This   work   has  led  to  the
identification  of multiple diamond exploration  projects
in Guyana, Suriname  and  French  Guiana.   In  1996, the
Company made the decision to proceed with the next level of evaluation on these targets, as well as on new potential targets which have been identified on permits held by

PARC in Ivory  Coast.   The  Company  intends  to
continue its diamond exploration efforts by committing up to $2.5 million of its 1997 annual exploration budget to the advancement of existing and any future diamond exploration projects.

  The   Company   acquires   and   disposes   of  mineral
exploration  properties  in  the  ordinary course of  its
business   and  intends  to  make  selective   additional
acquisitions of promising properties in South America, Africa and other parts of the world.

RECENT DEVELOPMENTS

  On October 31, 1996, PARC announced that the expiration date of its Series A warrants issued on February 5, 1996 had been extended to January 31, 1997.

  On November 5, 1996, Guyanor completed  an  offering in
France and certain other countries of 1.0 million of its Class B common shares for net proceeds of FF 45.5 million or US$ 8.92 million in conjunction with the listing of its Class B common shares on the Nouveau
Marche in France on October 30, 1996. The Class B common shares sold in the offering were not offered for sale in Canada or in the United States. As a result of the offering, the Company's interest in Guyanor decreased from approximately 70% to approximately 69%.


                   DESCRIPTION OF SHARE CAPITAL

  The Company's Articles currently authorize the issuance
of an unlimited number of Common Shares  and an unlimited
number  of Preferred Shares, issuable in series.   As  of
June 30,  1996, 25,716,303 Common Shares and no Preferred
Shares were outstanding.

COMMON SHARES

  The holders of Commons Shares are entitled to receive dividends as, when and if declared by the Board of Directors of the Company out of funds legally available therefor, provided that if any Preferred Shares are at the time outstanding, the payment of dividends on Common
Shares or other distributions (including purchases of Common Shares) will be subject to any preferential rights attaching to any other class or series of shares of the Company

  The holders of Common  Shares  are entitled to one vote
for each share on all matters voted  on  by shareholders,
including elections of directors.  The holders  of Common
Shares   do   not  have  any  conversion,  redemption  or
preemptive rights.   In  the  event  of  the dissolution,
liquidation or winding up of the Company, holders of Common Shares are entitled to share ratably in any assets remaining after the satisfaction in full of the prior rights of creditors, including holders of the Company's indebtedness, and the aggregate liquidation preference of any other class or series of shares then outstanding.

  On June 11,  1996,  the  shareholders  of  the  Company
confirmed the adoption of a Shareholder Rights Plan  (the
"Rights Plan").  Pursuant to the Rights Plan, the Company
issued  one  right  (a  "Right")  for  each  Common Share
outstanding  on  April 24, 1996 and will issue one  Right
for each Common Share issued in the future.  The terms of
the Rights Plan are  set  forth  in  the Rights Agreement
(the  "Rights  Agreement")  dated  as of April  24,  1996
between the Company and The R-M Trust  Company  as Rights
Agent. For additional information on the Rights Plan and the Rights Agreement, see the Company's Current Report on
Form 8-K filed with the Commission on May 8, 1996, incorporated by reference herein.

  Any material United States or Canadian federal income tax consequences with respect to any offered Common
Shares will be described in the Prospectus Supplement relating to the offering and sale of such Common Shares.

  All  outstanding  Common Shares  are,  and  the  Common
Shares offered hereby will be, issued as fully paid and non-assessable.

  The registrar and transfer agent  for the Common Shares
is  The  R-M  Trust  Company.   ChaseMellon   Shareholder
Services, L.L.C. acts as co-registrar and co-transfer agent for the Common Shares in the United States.

PREFERRED SHARES

  The following is a description of certain general terms
and provisions of the Preferred  Shares.   The particular
terms of any series of Preferred Shares will be described in the applicable Prospectus Supplement. If so indicated in a Prospectus Supplement, the terms of any such series may differ from the terms set forth below.

  The  summary  of  the  terms of the Company's Preferred
Shares contained in this Prospectus does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Articles relating to each series of Preferred Shares, which will be filed as an exhibit to or incorporated by reference in this Prospectus at or prior to the time of issuance of any such series of the Preferred Shares.

  The Board of Directors of  the Company is authorized to
approve the issuance of one or  more series of  Preferred
Shares without further authorization  of the shareholders
of  the  Company  and  to fix the number of  shares,  the
designations,   rights,  privileges,   restrictions   and
conditions of any such series.

  The applicable Prospectus Supplement will set forth the
number of shares, particular designation, relative rights
and preferences and  the  limitations  of  any  series of
Preferred  Shares in respect of which this Prospectus  is
delivered.   The particular terms of any such series will
include the following:

  (i) The maximum number of shares to constitute the series and the designation thereof;

  (ii) The annual dividend rate, if any, on shares of the series, whether such rate is fixed or variable or both, the date or dates from which dividends will begin to accrue or accumulate, whether dividends will be cumulative and whether such dividends shall be paid in cash, Common Shares or otherwise;

  (iii) Whether the shares of the series will be redeemable and, if so, the price at and the terms and conditions on which the shares of the series may be redeemed, including the time during which shares of the series may be redeemed and any accumulated dividends thereon that the holders of shares of the series shall be entitled to receive upon the redemption thereof;

  (iv) The liquidation preference, if any, applicable to shares of the series;

  (v)  Whether the shares of  the  series will be subject
to operation of a retirement or sinking  fund and, if so,
the  extent  and manner in which any such fund  shall  be
applied to the  purchase  or
redemption of the shares of
the  series  for  retirement  or  for   other   corporate
purposes, and the terms and provisions relating to the operation of such fund;

  (vi) The terms and conditions, if any, on which the shares of the series shall be convertible into, or exchangeable for, shares of any other class or classes of capital stock of the Company or any series of any other class or classes, or of any other series of the same class, including the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;

  (vii) The voting rights, if any, of the shares of the series;

  (viii) The currency or units based on or relating to currencies in which such series is denominated and/or in which payments will or may be payable;

  (ix) The methods by which amounts payable in respect of such series may be calculated and any commodities, currencies or indices, or price, rate or value, relevant to such calculation;

  (x) Any listing of the shares of the series on a securities exchange; and

  (xi)     Any    other    preferences    and   relative,
participating,    optional    or    other    rights    or
qualifications, limitations or restrictions thereof.

  Any material United States or Canadian federal income tax consequences and other special considerations with respect to any offered Preferred Shares will be described in the Prospectus Supplement relating to the offering and sale of such Preferred Shares.


                      DESCRIPTION OF WARRANTS

  The  Company  may  issue  Warrants  to purchase  Common
Shares, Preferred Shares or Convertible  Debt Securities.
Warrants may be issued, subject to regulatory  approvals,
independently   or   together  with  any  Common  Shares,
Preferred Shares or Convertible  Debt  Securities, as the
case may be and may be attached to or separate  from such
Common  Shares,  Preferred  Shares  or  Convertible  Debt
Securities.  Each series of Warrants will be issued under
a   separate   warrant   agreement   (each,   a  "Warrant
Agreement") to be entered into between the Company and a warrant agent (each, a "Warrant Agent"). The Warrant
Agent will act solely as an agent of the Company in connection with the Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants.
The following sets forth certain general terms and provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreement will be set forth in the applicable Prospectus Supplement.

  The applicable Prospectus  Supplement will describe the
following terms of any Warrants  in respect of which this
Prospectus  is being delivered; (1)  the  title  of  such
Warrants; (2)  the  securities  (which may include Common
Shares, Preferred Shares or Convertible  Debt Securities)
for which such Warrants are exercisable; (3) the price or
prices  at  which such Warrants will be issued;  (4)  the
periods during  which  the  Warrants are exercisable; (5)
the number of Common Shares,  Preferred  Shares or amount
of Convertible Debt Securities for which each  Warrant is
exercisable;  (6)  the  exercise price for such Warrants,
including any changes to  or  adjustments in the exercise
price;   (7)   the  currency  or  currencies,   including
composite currencies, in which the exercise price of such
Warrants  may  be   payable;   (8)   if  applicable,  the
designation and terms of the Preferred  Shares with which
such Warrants are issued; (9) if applicable, the terms of
the Convertible Debt Securities with which  such Warrants
are issued; (10) the number of Warrants issued  with each
Common  Share or Preferred Share or the Convertible  Debt
Securities;  (11),  if  applicable, the date on and after
which  such  Warrants  and  the  related  Common  Shares,
Preferred Shares or Convertible  Debt  Securities will be
separately transferable; (12) any listing of the Warrants
on   a   securities  exchange;  (13)  if  applicable,   a
discussion  of material United States or Canadian federal
income tax consequences  and other special considerations
with respect to any Warrants; and (14) any other terms of
such   Warrants,   including   terms,    procedures   and
limitations relating to the exchange and exercise of such Warrants.


            DESCRIPTION OF CONVERTIBLE DEBT SECURITIES

  The Convertible Debt Securities may be issued from time
to  time  in one or more series under an indenture  among
the Company,  as issuer, and the trustee specified in the
applicable   Prospectus    Supplement.    The   following
statements   with   respect  to  the   Convertible   Debt
Securities are subject  to the detailed provisions of the
indenture, the form of which  is  filed  as an exhibit to
the  Registration  Statement.   Parenthetical  references
below are to the indenture (or the form of security contained therein if so specified) and, whenever any particular provision of the indenture or any term used therein is referred to, such provision or term is incorporated by reference as a part of the statement in connection with which such reference is made, and the statement in connection with which such reference is made is qualified in its entirety by such reference.

  The  Convertible Debt Securities will constitute either
indebtedness  designated  as Senior Indebtedness ("Senior
Debt  Securities"),  indebtedness  designated  as  Senior
Subordinated  Indebtedness   ("Senior  Subordinated  Debt
Securities") or indebtedness designated  as  Subordinated
Indebtedness  ("Subordinated  Debt Securities").   Senior
Debt Securities, Senior Subordinated  Debt Securities and
Subordinated Debt Securities will each  be issued under a
separate  indenture  (individually  an  "Indenture"   and
collectively  the  "Indentures") to be entered into prior
to the issuance of such Convertible Debt Securities.  The
Indentures will be substantially  identical,  except  for
provisions relating to subordination.  See "Subordination
of  Senior  Subordinated Debt Securities and Subordinated
Debt Securities".   There  will  be  a  separate  Trustee
(individually    a   "Trustee"   and   collectively   the
"Trustees") under each Indenture. Information regarding the Trustee under an Indenture will be included in any Prospectus Supplement relating to the Convertible Debt
Securities issued thereunder.

  The particular terms of each series of Convertible Debt
Securities, as well as any  modification  or  addition to
the  general terms of the Convertible Debt Securities  as
herein described, which may be applicable to a particular
series  of  Convertible Debt Securities, are described in
the Prospectus  Supplement  relating  to  such  series of
Convertible  Debt Securities and will be set forth  in  a
filing  with  the   Commission.    Accordingly,   for   a
description of the terms of a particular series of Convertible Debt Securities, reference must be made to both the Prospectus Supplement relating to such series and to the description of Convertible Debt Securities set forth in this Prospectus.

GENERAL

  The  Convertible  Debt  Securities offered pursuant  to
this Prospectus will be limited  to $75,000,000 aggregate
principal  amount (or (i) its equivalent  (based  on  the
applicable  exchange  rate  at  the  time  of  sale),  if
Convertible Debt  Securities  are  issued  with principal
amounts  denominated  in  one or more foreign currencies,
composite  currencies  or  currency  units  as  shall  be
designated by the Company, or  (ii) such  greater amount,
if Convertible Debt Securities are issued at  an original
issue discount, as shall result in aggregate proceeds  of
$75,000,000 to the Company).  The Indenture provides that
additional  convertible  debt  securities  may  be issued
thereunder up to the aggregate principal amount, which is
not  limited  by  the Indenture, authorized from time  to
time by the Company's  Board  of  Directors  or  any duly
authorized  committee  thereof.   So  long  as  a  single
Trustee  is acting for the benefit of the holders of  all
the Convertible  Debt  Securities  offered hereby and any
such additional convertible debt securities  issued under
the  Indenture, the Convertible Debt Securities  and  any
such additional  convertible  debt  securities are herein
collectively  referred to as the "Indenture  Securities."
The Indenture also  provides  that there may be more than
one Trustee under the Indenture, each with respect to one
or more different series of Indenture Securities.  At any
time  when two or more Trustees  are  acting,  each  with
respect  to  only  certain  series,  the  term "Indenture
Securities"  as  used herein shall mean the one  or  more
series with respect  to  which each respective Trustee is
acting and the powers and  the  trust obligations of each
such Trustee as described herein shall extend only to the
one or more series of Indenture Securities  for  which it
is  acting  as  trustee.   The  effect  of the provisions
contemplating that there might be more than one Trustee acting for different series of Indenture Securities is that, in that event, those Indenture Securities (whether of one or more than one series) for which each Trustee is acting would be treated as if issued under a separate
Indenture.

  The applicable Prospectus Supplement  will  set forth a
description of the particular series of Convertible  Debt
Securities  being  offered  thereby,  including  but  not
limited   to:   (1) the  designation  or  title  of  such
Convertible  Debt Securities; (2) the aggregate principal
amount  of  such  Convertible  Debt  Securities;  (3) the
percentage  of  their  principal  amount  at  which  such
Convertible Debt Securities will be offered; (4) the date
or dates on which  the principal of such Convertible Debt
Securities will be payable  and on which such Convertible
Debt Securities will mature; (5) the rate or rates (which
may be fixed or variable) at  which such Convertible Debt
Securities  shall  bear  interest,   or   the  method  of
determination  of  such  rate  or  rates  at  which  such
Convertible Debt Securities shall bear interest,  if any;
(6) the date or dates from which interest will accrue  or
the  method  of  determination of such date or dates, and
the date or dates  on  which  any  such interest shall be
payable; (7) the currencies or currency  units  in  which
such  Convertible  Debt Securities are issued or payable;
(8) the  terms  for  redemption,   extension   or   early
repayment  of  such  Convertible Debt Securities, if any;
(9) if  other  than  denominations   of  $1,000  and  any
integral  multiple  thereof, the denominations  in  which
such Convertible Debt  Securities  are  authorized  to be
issued;   (10) the   terms   and  conditions  upon  which
conversion  will  be effected, including  the  conversion
price,  the  conversion   period   and  other  conversion
provisions; (11) the provisions for  a  sinking  fund, if
any;  (12) whether  such Convertible Debt Securities  are
issuable as a Global  Security  or  Securities;  (13) any
index  or  formula to be used to determine the amount  of
payments of  principal,  premium, if any, and interest on
such Convertible Debt Securities,  and  any  commodities,
currencies, currency units or indices, or value,  rate or
price,   relevant  to  such  determination;  (14) if  the
principal  of,  premium,  if  any,  or  interest  on such
Convertible  Debt  Securities  is  to  be payable, at the
election of the Company or a Holder thereof,  in  one  or
more  currencies  or  currency  units  other than that or
those  in  which  such  Convertible  Debt Securities  are
stated to be payable, the currencies or currency units in
which payment of the principal of, premium,  if  any, and
interest on such Convertible Debt Securities as to  which
election is made shall be payable, and the periods within
which  and  the  terms  and  conditions  upon  which such
election
is to be made; (15) if other than the principal
amount thereof,  the  portion  of the principal amount of
such Convertible Debt Securities of the series which will
be  payable upon acceleration of  the  Maturity  thereof;
(16) whether   such   Convertible   Debt  Securities  are
subordinate   in   right   of   payment  to  any   Senior
Indebtedness of the Company and,  if  so,  the  terms and
conditions   of  such  subordination  and  the  aggregate
principal amount of such Senior Indebtedness outstanding as of a recent date; (17) any covenants to which the Company may be subject with respect to such Convertible
Debt Securities; (18) the applicability of the provisions described under "Defeasance" below; (19) United States and Canadian Federal income tax consequences, if any;
(20) the provisions for the payment of additional amounts with respect to any Canadian withholding taxes in certain cases; (21) any term or provision relating to such Convertible Debt Securities which is not inconsistent with the provisions of the Indenture; (22) the Trustee;
and (23) any other special terms pertaining to such Convertible Debt Securities. Unless otherwise specified in the applicable Prospectus Supplement, the Convertible
Debt Securities will not be listed on any securities exchange.

  One  or more series of Convertible Debt Securities  may
be sold  at  a  substantial  discount  below their stated
principal amount, bearing no interest or  interest  at  a
rate which at the time of issuance is below market rates.
Any material United States or Canadian federal income tax
consequences   and   other  special  considerations  with
respect to any series of Convertible Debt Securities will be described in the Prospectus Supplement relating to any such series of Convertible Debt Securities.

  If the purchase price of any series of Convertible Debt
Securities  is  denominated  in  a  foreign  currency  or
currencies or a foreign  currency unit or units or if the
principal of, premium, if any, and interest on any series
of Convertible Debt Securities  are  payable in a foreign
currency  or  currencies  or a foreign currency  unit  or
units,   the   restrictions,   elections,   general   tax
considerations, specific terms and other information with
respect  to  such series of Convertible  Debt  Securities
will  be  set  forth   in   the   applicable   Prospectus
Supplement.

  Convertible Debt Securities may be issued from time to time with payment terms which are calculated by reference to the value, rate or price of one or more commodities, currencies, currency units or indices. Holders of such Convertible Debt Securities may receive a principal amount (including premium, if any) on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal (including premium, if any) or interest otherwise payable on such dates, depending upon the value, rate or price on the applicable dates of the applicable currency, currency unit, commodity or index.
Information as to the methods for determining the amount of principal, premium, if any, or interest payable on any date, the currencies, currency units, commodities or indices to which the amount payable on such date is linked and any additional tax considerations will be set forth in the applicable Prospectus Supplement.

  Except as may be set forth in the applicable Prospectus
Supplement, Holders  of  Convertible Debt Securities will
not  have  the  benefit  of  any  specific  covenants  or
provisions   in   the   applicable  Indenture   or   such
Convertible Debt Securities in the event that the Company engages in or becomes the subject of a highly leveraged transaction, other than the limitations on mergers, consolidations and transfers of substantially all of the Company's properties and assets as an entirety to any person as described below under "Consolidation, Merger and Sale of Assets".

  The  Convertible   Debt   Securities  will  be  general
unsecured obligations of the Company.

  Except  as  otherwise  provided   in   the   applicable
Prospectus Supplement, principal, premium, if any, and interest, if any, will be payable at an office or agency
to     be     maintained     by     the    Company
in ________________________, except that at the option of the Company interest may be paid by check mailed to the person entitled thereto.

  The  Convertible Debt Securities will be issued only in
fully  registered   form   without  coupons  and  may  be
presented for the registration of transfer or exchange at
the  corporate  trust office of  the  Trustee.   Not  all
Convertible Debt Securities of any one series need be issued at the same time, and, unless otherwise provided, a series may be reopened for issuances of additional
Convertible Debt Securities of such series.

SENIOR DEBT SECURITIES

  The Senior Debt Securities will rank PARI PASSU with all other unsecured and unsubordinated debt of the Company and senior to the Senior Subordinated Debt
Securities and Subordinated Debt Securities.

SUBORDINATION  OF SENIOR SUBORDINATED DEBT SECURITIES AND
SUBORDINATED DEBT SECURITIES

  The payment of  the  principal of, premium, if any, and
interest on the Senior Subordinated  Debt  Securities and
the Subordinated Debt Securities will, to the  extent set
forth   in   the   respective  Indentures  and  Indenture
Supplements  governing   such  Senior  Subordinated  Debt
Securities   and   Subordinated   Debt   Securities,   be
subordinated in right  of payment to the prior payment in
full of all Senior Indebtedness.   Upon  any  payment  or
distribution of assets to creditors upon any liquidation,
dissolution,  winding  up, reorganization, assignment for
the benefit of creditors,  marshalling  of  assets or any
bankruptcy,  insolvency  or  similar proceedings  of  the
Company, the holders of all Senior  Indebtedness  will be
entitled to receive payment in full of all amounts due or
to  become  due  thereon before the Holders of the Senior
Subordinated Debt  Securities  or  the  Subordinated Debt
Securities  will  be entitled to receive any  payment  in
respect of the principal of, premium, if any, or interest
on   such   Senior  Subordinated   Debt   Securities   or
Subordinated Debt Securities, as the case may be.  In the
event of the  acceleration  of the maturity of any Senior
Subordinated  Debt  Securities   or   Subordinated   Debt
Securities,  the  holders of all Senior Indebtedness will
be entitled to receive payment in full of all amounts due
or to become due thereon before the Holders of the Senior
Subordinated  Debt  Securities   or   Subordinated   Debt
Securities,  as  the  case  may  be,  will be entitled to
receive any payment upon the principal  of,  premium,  if
any,   or  interest  on  such  Senior  Subordinated  Debt
Securities or Subordinated Debt Securities, as the case may be. No payments on account of principal, premium, if any, or interest in respect of the Senior Subordinated
Debt Securities or Subordinated Debt Securities may be made if there shall have occurred and be continuing in a default in the payment of principal of (or premium, if any) or interest on any Senior Indebtedness beyond any applicable grace period, or a default with respect to any Senior Indebtedness permitting the holders thereof to accelerate the maturity thereof, or if any judicial proceedings shall be pending with respect to any such default. For purposes of the subordination provisions, the payment, issuance or delivery of cash, property or securities (other than stock, and certain subordinated securities, of the Company) upon conversion or exchange or a Senior Subordinated Debt Security or Subordinated
Debt Security will be deemed to constitute payment on account of the principal of such Senior Subordinated Debt
Security or Subordinated Debt Security, as the case may be.

  By   reason  of  such  provisions,  in  the  event   of
insolvency,   holders   of   Senior   Subordinated   Debt
Securities and Subordinated Debt Securities may recover less, ratably, than holders of Senior Indebtedness with respect thereto.

  The term "Senior Indebtedness",  when used with respect
to any series of Senior Subordinated  Debt  Securities or
Subordinated  Debt Securities, is defined to include  all
amounts due on  and obligations in connection with any of
the  following,  whether   outstanding  at  the  date  of
execution  of  the  Indenture  or   thereafter  incurred,
assumed, guaranteed or otherwise created (including, without limitation, interest accruing on or after a bankruptcy or other similar event, whether or not an allowed claim therein):

  (a)   indebtedness,  obligations  and other liabilities
        (contingent or otherwise) of the Company for money borrowed or evidenced by bonds, debentures, notes or similar instruments;

  (b)   reimbursement obligations  and  other liabilities
        (contingent  or  otherwise) of the  Company  with
        respect  to  letters   of   credit   or  bankers'
        acceptances issued for the account of the Company
        and  interest  rate  protection  agreements   and
        currency exchange or purchase agreements;

  (c)   obligations   and   liabilities   (contingent  or
        otherwise) of the Company related to capitalized lease obligations;

  (d)   indebtedness,  obligations  and other liabilities
        (contingent or otherwise) of the Company related to agreements or arrangements designed to protect the Company against fluctuations in commodity prices, including without limitation, commodity futures contracts or similar hedging instruments;

  (e) indebtedness of others of the kinds described in the preceding clauses (a) through (d) that the Company has assumed, guaranteed or otherwise assured the payment of, directly or indirectly;

  (f)   indebtedness   of  another  Person  of  the  type
        described in the  preceding  clauses  (a) through
        (e) secured by any mortgage, pledge, lien or other encumbrance on property owned or held by the Company; and

  (g) deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability described in the preceding clauses (a) through
        (f) whether or not there is any notice to or consent of the Holders of such series of Senior
        Subordinated Debt Securities or Subordinated Debt
        Securities, as the case may be;

except that, with respect to the Senior Subordinated Debt
Securities,  any  particular   indebtedness,  obligation,
liability,  guaranty,  assumption,   deferral,   renewal,
extension  or  refunding  shall  not  constitute  "Senior
Indebtedness"  if it is expressly stated in the governing
terms, or in the  assumption  or  guarantee, thereof that
the  indebtedness  involved  is not senior  in  right  of
payment  to the Senior Subordinated  Debt  Securities  or
that such  indebtedness  is  PARI PASSU with or junior to
the Senior Subordinated Debt Securities and, with respect
to   Subordinated   Debt   Securities,   any   particular
indebtedness,     obligation,    liability,     guaranty,
assumption, deferral, renewal, extension or refunding shall not constitute "Senior Indebtedness" if it is expressly stated in the governing terms, or in the assumption or guarantee, thereof that the indebtedness involved is not senior in right of payment to the Subordinated Debt Securities or that such indebtedness is PARI PASSU with or junior to the Subordinated Debt
Securities.

  In certain circumstances,  such  as  the  bankruptcy or
insolvency of the Company, Canadian or U.S. bankruptcy or
insolvency   legislation   may  be  applicable  and   the
application of such legislation may lead to different results with respect to, for example, payments to be made to Holders of Convertible Debt Securities, or priorities between Holders of the Convertible Debt Securities and holders of Senior Indebtedness, than those provided for in the applicable Indenture.

  If this Prospectus is being delivered in connection with a series of Senior Subordinated Debt Securities or Subordinated Debt Securities, the accompanying Prospectus
Supplement or the information incorporated herein by reference will set forth the approximate amount of Senior
Indebtedness outstanding as of the end of the Company's most recent fiscal quarter.

FORM,  EXCHANGE, REGISTRATION, CONVERSION,  TRANSFER  AND
PAYMENT

  Unless otherwise indicated in the applicable Prospectus
Supplement,  the  Convertible  Debt  Securities  will  be
issued  only in fully registered form in denominations of
U.S.  $1,000   or  integral  multiples  thereof.   Unless
otherwise  indicated   in   the   applicable   Prospectus
Supplement,  payment  of principal, premium, if any,  and
interest  on  the Convertible  Debt  Securities  will  be
payable, and the  exchange,  conversion  and  transfer of
Convertible Debt Securities will be registerable,  at the
office  or  agency  of  the  Company  maintained for such
purposes.   No  service  charge  will  be  made  for  any
registration of a transfer or exchange of the Convertible
Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.

  All monies paid by the Company to a Paying Agent for the payment of principal of, premium, if any, or interest on any Convertible Debt Security which remain unclaimed for two years after such principal, premium or interest has become due and payable may be repaid to the Company and thereafter the holder of such Convertible Debt
Security may look only to the Company for payment thereof.


EVENTS OF DEFAULT

  The  following  will  be  Events of Default  under  the
Indenture with respect to Convertible  Debt Securities of
any series:  (a) failure to pay principal (or premium, if
any) on any Convertible Debt Security of  that  series at
its maturity, whether or not such failure is a result  of
the   subordination  provisions  of  the  Indenture  with
respect  to such series;  (b) failure to pay any interest
on any Convertible Debt Security of that series when due,
continued  for  30 days, whether or not such failure is a
result of the subordination  provisions  of the Indenture
with  respect to such series;  (c) failure  to  make  any
sinking  fund  payment,  when  due,  in  respect  of  any
Convertible Debt Security of that series;  (d) failure to
perform   any  other  covenant  of  the  Company  in  the
applicable  Indenture  or any other covenant to which the
Company may be subject with  respect  to Convertible Debt
Securities of that series (other than a  covenant  solely
for   the   benefit  of  a  series  of  Convertible  Debt
Securities other than that series), continued for 90 days after written notice as provided in the applicable
Indenture;  (e) failure to pay when due on final maturity
(after the expiration of any applicable grace period), or upon acceleration, any indebtedness for money borrowed by the Company in excess of U.S. $10 million; (f) certain events of bankruptcy, insolvency or reorganization; and
(g) any other Event of Default provided with respect to Convertible Debt Securities of that series.

  If  an  Event  of  Default  with respect to outstanding
Convertible Debt Securities of any series shall occur and
be continuing, either the Trustee  or  the  Holders of at
least   25%   in  principal  amount
of the outstanding Convertible Debt Securities of that series, by notice as provided in the applicable Indenture, may declare the principal  amount (or, if the Convertible Debt Securities
of that series  are  original  issue discount securities,
such portion of the principal amount  as may be specified
in  the  terms  of  that series) of all Convertible  Debt
Securities  of  that  series   to   be  due  and  payable
immediately, except that upon the occurrence  of an Event
of  Default specified in (f) above, the principal  amount
(or in  the  case  of original issue discount securities,
such portion) of all Convertible Debt Securities shall be
immediately due and  payable without notice.  However, at
any time after a declaration of acceleration with respect
to Convertible Debt Securities  of  any  series  has been
made,  but  before  judgment  or  decree  based  on  such
acceleration has been obtained, the Holders of a majority
in  principal  amount of the outstanding Convertible Debt
Securities   of   that    series   may,   under   certain
circumstances, rescind and annul such acceleration. For information as to waiver of defaults, see "Modification and Waiver" below.

  The Indentures will provide that, subject to  the  duty
of the respective Trustees thereunder during an Event  of
Default  to  act with the required standard of care, each
such Trustee will  be under no obligation to exercise any
of its rights or powers  under  the respective Indentures
at the request or direction of any of the Holders, unless
such   Holders  shall  have  offered  to   such   Trustee
reasonable  security  or  indemnity.   Subject to certain
provisions,   including   those  requiring  security   or
indemnification of the applicable Trustee, the Holders of
a  majority  in  principal  amount   of  the  outstanding
Convertible Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to such Trustee, or to exercise any trust or power conferred on such Trustee, with respect to the Convertible Debt Securities of that series.

  No Holder of a Convertible Debt Security of any series will have any right to institute any proceeding with respect to the applicable Indenture or for any remedy thereunder, unless such Holder shall have previously given to the applicable Trustee written notice of a continuing Event of Default and unless also the Holders of at least 25% in aggregate principal amount of the outstanding Convertible Debt Securities of the same series shall have made written requests, and offered reasonable indemnity, to such Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the outstanding Convertible Debt
Securities of the same series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a Holder of a Convertible Debt Security for enforcement of payment of the principal of and interest on such Convertible Debt
Security on or after the respective due dates expressed in such Convertible Debt Security.

  The Company will be required to furnish to the Trustees annually a statement as to the performance by the Company of its obligations under the respective Indentures and as to any default in such performance.

MODIFICATION AND WAIVER

  Without  the  consent  of  any  Holder  of  outstanding
Convertible Debt Securities, the Company and the Trustees
may amend or supplement the Indentures or the Convertible
Debt  Securities  to  cure  any  ambiguity,   defect   or
inconsistency,  or  to  make  any  change  that  does not
adversely  affect the rights of any Holder of Convertible
Debt Securities.   Other  modifications and amendments of
the respective Indentures may  be made by the Company and
the applicable Trustee with the consent of the Holders of
not less than a majority in aggregate principal amount of
the  outstanding  Convertible  Debt  Securities  of  each
series affected thereby;  provided, however, that no such
modification or amendment may, without the consent of the
Holder  of  each  outstanding Convertible  Debt  Security
affected thereby:   (a) change the stated maturity of the
principal of, or any  installment  of  principal  of,  or
premium,  if  any,  or  interest  on any Convertible Debt
Security; (b) reduce the principal amount of, the rate of
interest  on, or the premium, if any,  payable  upon  the
redemption  of, any Convertible Debt Security; (c) reduce
the amount of  principal  of  an  original issue discount
security  payable  upon  acceleration   of  the  maturity
thereof; (d) change the place or currency  of  payment of
principal  of,  premium,  if  any,  or  interest  on  any
Convertible  Debt  Security;  (e)  impair  the  right  to
institute  suit  for the enforcement of any payment on or
with respect to any Convertible Debt Security on or after
the  stated maturity  or  redemption  date  thereof;  (f)
modify  the  conversion provisions in a manner adverse to
the  holders  thereof;   (g)   modify  the  subordination
provisions   applicable  to  Senior   Subordinated   Debt
Securities or Subordinated Debt Securities in a manner adverse to the Holders thereof; (h) reduce the percentage in principal amount of outstanding Convertible Debt
Securities of any series, the consent of the Holders of which is required for modification or amendment of the applicable Indenture or for waiver of compliance with certain provisions of the applicable Indenture or for waiver of certain defaults or (i) modify any of the provisions of certain sections as specified in the Indenture including the provisions summarized in this paragraph, except to increase any such percentage or to designate additional provisions of the Indenture, which, with respect to such series, cannot be modified or waived without the consent of the Holder of each outstanding
Convertible Debt Security affected thereby.

  The Holders of at least a majority  in principal amount
of  the  outstanding Convertible Debt Securities  of  any
series may  on  behalf  of the Holders of all Convertible
Debt Securities of that series  waive,  insofar  as  that
series  is  concerned,  compliance  by  the  Company with
certain  covenants  of  the  applicable  Indenture.   The
Holders of not less than a majority in principal amount of the outstanding Convertible Debt Securities of any series may, on behalf of the Holders of all Convertible
Debt Securities of that series, waive any past default under the applicable Indenture with respect to that series, except a default in the payment of the principal of, premium, if any, or interest on, any Convertible Debt
Security of that series or in respect of a provision which under the applicable Indenture cannot be modified or amended without the consent of the Holder of each outstanding Convertible Debt Security of that series affected.

CONSOLIDATION, MERGER AND SALE OF ASSETS

  The Company, without the consent of any Holders of any series of outstanding Convertible Debt Securities, may consolidate with or merge into, or transfer or lease its assets substantially as an entirety (treating the Company and each of its Subsidiaries as a single consolidated entity) to, any corporation, and any other corporation may consolidate with or merge into, or transfer or lease its assets substantially as an entirety to, the Company, provided that the corporation (if other than the Company) formed by such consolidation or into which the Company is merged or which acquires or leases the assets of the Company substantially as an entirety is organized and existing under the laws of the United States of America or Canada or any political subdivision of either, and assumes the

Company's  obligations  under  each series of
outstanding   Convertible   Debt   Securities   and   the
Indentures  applicable  thereto  and that the Trustee  is
satisfied that the transaction will  not  result  in  the
successor   being  required  to  make  any  deduction  or
withholding on account of certain Canadian taxes from any payments in respect of the Securities, and that, after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, and the delivery of an officer's certificate and an opinion of counsel with respect to compliance with the foregoing requirements.

DEFEASANCE

  If so indicated in the applicable Prospectus Supplement
with  respect  to  the Convertible Debt Securities  of  a
series, the Company  at  its option will be released from
its  obligations  to  comply   with   certain   covenants
specified  in  the applicable Prospectus Supplement  with
respect  to  the  Convertible  Debt  Securities  of  such
series,  and the occurrence  of  an  event  described  in
clause (d)  under  "Events of Default" above with respect
to any defeased covenants,  and clauses (e) and (g) under
"Events of Default" above shall  no longer be an Event of
Default,  if the Company irrevocably  deposits  with  the
applicable   Trustee,   in   trust,   money,   government
obligations  of  the  government issuing the currency  in
which the Convertible Debt  Securities  of  the  relevant
series  are  denominated,  or  a combination thereof that
through  the payment of interest  thereon  and  principal
thereof in  accordance  with the terms will provide money
in an amount sufficient to  pay  all the principal of and
premium, if any, and interest on the  Securities  of such
series  on  the  dates  such  payments are due (up to the
stated maturity date, or the redemption date, as the case
may be) in accordance with the  terms of such Convertible
Debt Securities.  Such a trust may  only  be  established
if, among other things, (a) no Event of Default described
under  "Events  of  Default"  above or event that,  after
notice or lapse of time, or both,  would  become an Event
of  Default  under the applicable Indenture,  shall  have
occurred and be  continuing  on the date of such deposit,
or, with regard to an Event of  Default  described  under
clause  (f)  under  "Events of Default" above or an event
that, after notice or  lapse  of  time,  or  both,  would
become  an  Event  of Default described under such clause
(f), shall have occurred  and  be  continuing at any time
during the period ending on the 123rd  day following such
date of deposit, (b) the Company shall have  delivered an
opinion of counsel to the effect that the Holders  of the
Convertible  Debt  Securities will not recognize gain  or
loss for United States  Federal  income tax purposes as a
result of such deposit or defeasance  and will be subject
to United States Federal income tax in the same manner as
if  such  defeasance  had  not  occurred,  and  (c)  such
covenant defeasance will not result in the trust being in
violation of the Investment Company Act of 1940.   In the
event  the  Company  omits  to  comply with its remaining
obligations  under  the  applicable   Indenture  after  a
defeasance  of  such  Indenture  with  respect   to   the
Convertible Debt Securities of any series as described above and the Convertible Debt Securities of such series are declared due and payable because of the occurrence of any undefeased Event of Default, the amount of money and government obligations on deposit with the applicable
Trustee may be insufficient to pay amounts due on the Convertible Debt Securities of such series at the time of the acceleration resulting from such Event of Default.
However, the Company will remain liable in respect to such payments.

  Notwithstanding   the   description   set  forth  under
"Subordination of Senior Subordinated Debt Securities and
Subordinated  Debt Securities" above, in the  event  that
the Company deposits  money  or government obligations in
compliance with the Indenture  that  governs  any  Senior
Subordinated   Debt   Securities   or  Subordinated  Debt
Securities, as the case may be, in order to defease all or certain of its obligations with respect to the applicable series of Convertible Debt Securities, the money or government obligations so deposited will not be subject to the subordination provisions of the applicable
Indenture and the indebtedness evidenced by such series of Convertible Debt Securities will not be subordinated in right of payment to the holders of applicable Senior Indebtedness to the extent of the money or government obligations so deposited.

GOVERNING LAW

  The Indentures and the Convertible Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York.

REGARDING THE TRUSTEES

  The Indenture contains certain limitations on the right of each Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. Each Trustee will be permitted to engage in certain other transactions with the Company; however, if it acquires any conflicting interest and there is a default under the Convertible Debt Securities issued under the applicable Indenture, it must eliminate such conflict or resign.

BOOK-ENTRY SYSTEM

  The  Convertible Debt Securities of  a  Series  may  be
issued in  the  form  of  one or more global certificates
representing the Convertible Debt Securities (the "Global
Securities")  that will be deposited  with  a  depository
(the "Depository")  or  with a nominee for the Depository
identified in the applicable  Prospectus  supplement  and
will  be  registered  in  the name of the Depository or a
nominee  thereof.  In such a  case  one  or  more  Global
Securities  will be issued in a denomination or aggregate
denominations  equal  to  the  portion  of  the aggregate
principal   amount   of   outstanding   Convertible  Debt
Securities of the series to be represented by such Global
Security or Securities. Unless and until it is exchanged in whole or in part for Convertible Debt Securities in definitive certificated form, a Global Security may be transferred, in whole but not in part, only to another nominee of the Depository for such series, or to a successor Depository for such series selected or approved by the Company, or to a nominee of such successor
Depository.

  The specific depository arrangement with respect to any
series  of Convertible Debt Securities to be  represented
by a Global  Security will be described in the applicable
Prospectus Supplement.   The  Company  expects  that  the
following    provisions    will   apply   to   depository
arrangements.

  Upon  the  issuance  of any Global  Security,  and  the
deposit of such Global Security  with or on behalf of the
Depository for such Global Security,  the Depository will
credit,  on  its  book-entry  registration  and  transfer
system,   the  respective  principal   amounts   of   the
Convertible  Debt  Securities  represented by such Global
Security to the accounts of institutions ("participants")
that have accounts with the Depository  or  its  nominee.
The  accounts  to  be credited will be designated by  the
underwriters or agents  engaging  in  the distribution of
such Convertible Debt Securities or by  the  Company,  if
such  Convertible  Debt  Securities  are offered and sold
directly   by  the  Company.   Ownership  of   beneficial
interests  in  a  Global  Security  will  be  limited  to
participants  or  persons that may hold interests through
participants.   Ownership   of  beneficial  interests  by
participants in such Global Security  will  be  shown on,
and  the  transfer  of such beneficial interests will  be
effected  only  through,   records   maintained   by  the
Depository  for  such  Global Security or by its nominee.
Ownership of beneficial interests in such Global Security
by persons that hold through  participants  will be shown
on, and the transfer of such beneficial interests  within
such  participants will be effected only through, records
maintained   by  such  participants.  The  laws  of  some
jurisdictions may require that certain purchasers of securities take physical delivery of such securities in certificated form. The foregoing limitations and such laws may impair the ability to own, pledge or transfer beneficial interests in such Global Securities.

  So long as the Depository for a Global Security, or its
nominee, is the registered owner of such Global Security,
such Depository or such nominee, as the case may be, will
be considered the sole owner or holder of the Convertible
Debt Securities  represented  by such Global Security for
all  purposes  under  the  Indenture.   Unless  otherwise
specified  in  the  applicable Prospectus Supplement  and
except as specified below, owners of beneficial interests
in such Global Security  will  not  be  entitled  to have
Convertible Debt Securities of the series represented  by
such  Global Security registered in their names, will not
receive  or  be  entitled to receive physical delivery of
Convertible   Debt   Securities   of   such   series   in
certificated form and  will not be considered the holders
thereof   for   any   purposes   under   the   Indenture.
Accordingly, each person  owning a beneficial interest in
such Global Security must rely  on  the procedures of the
Depository and, if such person is not  a  participant, on
the  procedures  of  the  participant through which  such
person owns its interest, to  exercise  any  rights  of a
holder under the Indenture. The Company understands that,
under   existing   industry  practices,  if  the  Company
requests  any  action   of  holders  or  an  owner  of  a
beneficial interest in such Global Security desires to give any notice or take any action a holder is entitled to give or take under the Indenture, the Depository would authorize the participants to give such notice or take such action, and participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

  Unless otherwise specified in the applicable Prospectus
Supplement, payments with respect to principal, premium, if any, and interest, if any, on Convertible Debt
Securities represented by a Global Security registered in the name of a Depository or its nominee will be made to such Depository or its nominee, as the case may be, as the registered owner of such Global Security.

  The   Company  expects  that  the  Depository  for  any
Convertible  Debt  Securities  represented  by  a  Global
Security,  upon  receipt  of  any  payment  of principal,
premium  or interest in respect of such Global  Security,
will  immediately   credit  participants'  accounts  with
payments  in amounts proportionate  to  their  respective
beneficial  interests  in  the  principal  amount of such
Global   Security   as  shown  on  the  records  of  such
Depository. The Company  also  expects  that  payments by
participants  to owners of beneficial interests  in  such
Global Security  held  through  such participants will be
governed   by   standing   instructions   and   customary
practices, as is now the case  with  securities  held for
the  accounts  of customers registered in "street names,"
and will be the responsibility of such participants. None
of the Company,  the  Trustee or any agent of the Company
or the Trustee shall have any responsibility or liability
for any aspect of the records  relating  to  or  payments
made  on account of beneficial ownership interests  of  a
Global  Security,  or  for  maintaining,  supervising  or
reviewing   any   records  relating  to  such  beneficial
ownership interests.

  If the Depository  for  any Convertible Debt Securities
represented by a Global Security is at any time unwilling
or  unable  to continue as Depository  or  ceases  to  be
registered or  in  good  standing  under  the  Securities
Exchange  Act  of  1934,  as  amended,  and  a  successor
Depository is not appointed by the Company within 90 days
after  the  Company  receives notice or becomes aware  of
such condition, the Company  will  issue such Convertible
Debt  Securities  in  definitive  certificated   form  in
exchange for such Global Security. In addition, the Company may at any time and in its sole discretion determine not to have any of the Convertible Debt
Securities of a series represented by one  or more Global
Securities  and,  in  such  event, will issue Convertible
Debt Securities of such series in definitive certificated form in exchange for all of the Global Security or Securities representing such Convertible Debt Securities.


                       PLAN OF DISTRIBUTION

  The Company may offer and sell the Securities to or through underwriters or dealers, and also may offer and sell Securities directly to other purchasers or through agents.

  Each Prospectus Supplement will  set forth the terms of
the offering of the particular series  of  Securities  to
which  the  Prospectus  Supplement relates, including the
name or names of any underwriters, dealers or agents, the
purchase price or prices  of the Securities, the proceeds
to  the  Company  from  the  sale   of   such  series  of
Securities, the use of such proceeds, any  initial public
offering  price  or  purchase  price  of  such series  of
Securities, any underwriting discount or commission,  any
discounts,   concessions   or   commissions   allowed  or
reallowed or paid by any underwriters to other dealers, any commissions paid to any agents and the securities exchanges, if any, on which such Securities will be listed. Any initial public offering price or purchase price and any discounts, concessions or commissions allowed or reallowed or paid by any underwriter to other dealers may be changed from time to time.

  Sales of Common Shares or Preferred Shares offered pursuant to any Prospectus Supplement may be effected from time to time in one or more transactions on the American Stock Exchange or, in appropriate circumstances, The Toronto Stock Exchange, or in negotiated transactions or any combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at other negotiated prices.

  In connection with the sale of Securities, underwriters
or agents may receive  compensation  from  the Company or
from purchasers of Securities for whom they  may  act  as
agents   in   the   form  of  discounts,  concessions  or
commissions,  Underwriters  may  sell  Securities  to  or
through   dealers,   and   such   dealers   may   receive
compensation  in  the  form  of discounts, concessions or
commissions from the underwriters and/or commissions from
the  purchasers  for  whom  they  may   act   as  agents.
Underwriters, dealers and agents that participate  in the
distribution   of   Securities   may   be  deemed  to  be
underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the applicable Prospectus Supplement.

  Under  agreements  which  may  be  entered  into by the
Company, underwriters and agents who participate  in  the
distribution   of   Securities   may   be   entitled   to
indemnification    by   the   Company   against   certain
liabilities, including liabilities under Canadian and United States securities legislation.

  The Company may grant underwriters who participate in the distribution of Securities an option to purchase additional Securities to cover over-allotments, if any.

  The place and date of delivery for the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement.

  Unless otherwise indicated in the applicable Prospectus
Supplement,  the Securities  in  respect  of  which  this
Prospectus is  being delivered (other than Common Shares)
will be a new issue  of  securities,  will  not  have  an
established  trading  market  when issued and will not be
listed on any
securities exchange.   Any  underwriters or
agents to or through whom such Securities are sold by the
Company for public offering and sale may make a market in
such Securities, but such underwriters or agents will not
be  obligated  to  do  so and may discontinue any  market
making at any time without  notice.   No assurance can be
given as to the liquidity of the trading market for any such Securities.

  Certain of the underwriters and their affiliates may from time to time perform various commercial banking and investment banking services for the Company, for which customary compensation is received.


                              EXPERTS

  The consolidated financial statements  of  the Company,
included in its Annual Report on Form 10-K for  the  year
ended  December 31, 1995, have been audited by Coopers  &
Lybrand,  independent chartered accountants, as set forth
in their report thereon included therein and incorporated
herein  by  reference.    Such   consolidated   financial
statements  are, and audited financial statements  to  be
included  in  subsequently   filed   documents  will  be,
incorporated herein by reference in reliance upon the reports of Coopers & Lybrand pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given upon the authority of such firm as experts in accounting and auditing.

                           LEGAL MATTERS

  Certain legal matters relating to the validity  of  the
Securities  will  be passed upon for the Company by Paul,
Weiss, Rifkind, Wharton  &  Garrison, New York, New York,
and  by  Koffman  Birnie  &  Kalef,   Vancouver,  British
Columbia. Certain legal matters will be passed upon for the underwriters, if any, by Davis, Graham & Stubbs LLP, Denver, Colorado, and by Stikeman, Elliott, Toronto,
Ontario,  or  by  the  counsel  named  in  the applicable
Prospectus Supplement.

                                 GLOSSARY OF TERMS

GLOSSARY

   The definitions of proven and probable reserves (ore) set forth below are substantially the same as those used in Canada by certain provincial securities regulatory authorities and are set forth in National Policy No. 2-A (of Canada).

   These definitions are substantially the same as those applied in the United States by the Commission and those accepted by the United States Bureau of Mines and the United States Geological Survey.

PROVEN RESERVES       that material for which tonnage is computed from dimensions revealed in outcrops or trenches or underground workings or drill holes and for which the grade is computed from the results of adequate sampling, and for which the sites for inspection, sampling and measurement are so spaced and the geological character so well defined that the size, shape and mineral content are established and for which the computed tonnage and grade are judged to be accurate within limits which shall be stated and for which it shall be stated whether the tonnage and grade of proven ore or measured ore are "in situ" or extractable, with dilution factors shown, and reasons for the use of these dilution factors clearly explained
PROBABLE RESERVES     that material for which tonnage and grade are computed partly from specific measurements, samples or production data, and partly from projection for a reasonable distance on geological evidence, and for which the sites available for inspection, measurement and sampling are too widely or otherwise inappropriately spaced to outline the material completely or to establish its grade throughout.


   The following definitions of the stages of the exploration and development process are used by Golden Star. There can be no assurance that the terminology used by Golden Star is consistent with the terminology used by other companies in the mining industry or by industry analysts.

early stage           an early stage exploration project typically involves one or more targets within an area which have been determined to merit further follow-up work based on a combination of geological, geochemical and geophysical analysis.  The objective of an early stage project typically is to better define targets that have the potential to be advanced to the next stage of exploration and level of financial commitment.
INTERMEDIATE STAGE    an intermediate stage exploration project typically involves establishing near surface mineralization through such techniques as deep augering and trenching.  Depending on spacing, drilling (both reverse circulation ("RC") and core) may be an intermediate stage exploration tool.  The objective of the intermediate exploration stage is to advance a project by identifying a well defined zone of mineralization that suggests the potential of mineralization continuing to depth.
ADVANCED STAGE        an advanced exploration stage project typically involves testing targets at depth and generating the information necessary to develop a three dimensional geologic model of the mineralized zone, which may be used to demonstrate mineralized materials and/or reserves.  This typically is accomplished by both core and RC drilling, although reserves also can be established through trenching.
PREFEASIBILITY STAGE  a prefeasibility stage project typically involves a target for which sufficient geologic information exists about the mineralized zone to determine the reserves.
                      During the prefeasibility stage, drilling often is done to infill the information set on the mineralized zone in order to increase the certainty of calculated reserves.
                      Wider spaced step-out drilling also is conducted to extend upon known mineralized zones or to test for additional zones.  The objective of the prefeasibility stage is to prove sufficient reserves to allow for a rate of production over a sufficient period of time to justify the investment of capital to extract the reserves, based on various economic and financial assumptions.


Page 49

FEASIBILITY STAGE     during the feasibility stage, exploration continues in order to better define known reserves of a project while attempting to further expand them.  During this stage, management of the project often is transferred to the operating partner which develops the necessary engineering and costing for mining, processing, power and infrastructure, as well as the designs for the plant and equipment required to construct and operate a modern mining operation.
MINE                  mining is the process of transforming a valuable mineral reserve or deposit into benefits for its owners (debt, equity and employees), governments and communities.
                      Exploration continues during the mining process and, in many cases, reserves are expanded during the early years of mine operations as the exploration potential of the deposit is realized.

-------------------------------------------------------------------------------------------------------------

ALLUVIUM, ALLUVIALS  a general
term for clay, silt, sand, gravel
or other material deposited by a
body of water usually during
recent geological time

ANOMALY  a deviation from
uniformity or regularity in
geophysical quantities

ASSAY  to analyze the proportions
of metals in an ore

BRECCIA  a coarse-grained rock
composed of large angular pieces
of broken rock

CARBONATE  a mineral compound
characterized by a fundamental
structure of carbon and oxygen

DEGRADATION  the wearing down or
away, and the general lowering or
reduction of the Earth's surface
by the natural processes of
weathering and erosion

DIAMOND DRILLING  a variety of
rotary drilling in which diamond
bits are used as the rock-cutting
tool to produce a recoverable
core of rock for observation and
assay

DIP  the angle that a structural
surface, a bedding or fault
plane, makes with the horizontal,
measured perpendicular to the
strike of the structure

ELUVIAL  an incoherent ore
deposit resulting from
decomposition or disintegration
of rock in place

FAULT  a surface or zone of rock
fracture along which there has
been displacement

FORMATION  the basic rock-
stratigraphic unit in the local
classification of rocks

GEOCHEMISTRY  the study of the
distribution and amounts of the
chemical elements in minerals,
ores, rocks, solids, water, and
the atmosphere

GEOPHYSICS  the study of the
Earth as a planet with three
areas of study: solid-earth,
atmosphere and hydrosphere, and
magnetosphere

GREENSTONE  ancient volcanic-
sedimentary rock assemblages

HORIZON  a plane of
stratification assumed to have
been once horizontal and
continuous

HYDROTHERMAL  the products of the
actions of heated water, such as
a mineral deposit precipitated
from a hot solution

INTRUSION the process of
replacement of magma (naturally
occurring mobile rock material
generated within the Earth) in
pre-existing rock

MAFIC  an igneous rock composed
mostly of one or more
ferromagnesian, dark-colored
minerals in its mode; also, said
of those minerals

MASSIVE said of a mineral
deposit, especially sulfides,
characterized by a great
concentration of ore in one
place, as opposed to a
disseminated or veinlike deposit

METALLURGY the science and art of
separating metals from their ores
by mechanical and chemical
processes

METAMORPHOSED  the mineralogical
and structural adjustment of
solid rocks to physical and
chemical conditions which have
been imposed at depth below the
surface zones of weathering and
cementation

METASEDIMENT  a sediment or
sedimentary rock which shows
evidence of having been subjected
to metamorphism

METAVOLCANIC  a volcanic rock
which shows evidence of having
been subjected to metamorphism

MINERAL  a naturally formed
chemical element of compound
having a definite chemical
composition and, usually, a
characteristic crystal form

MINERALIZATION  a natural
occurrence in rocks or soil of
one or more metalliferous
minerals

OUTCROP  that part of a geologic
formation or structure that
appears at the surface of the
earth; also, bedrock that is
covered only by surficial
deposits such as alluvium

OVERBURDEN  barren rock material
overlying a mineral deposit
PAN CONCENTRATE  a small
proportion, generally of heavy
minerals, typically of a
weathered rock or stream
sediment, obtained by manual use
of a "gold pan."

PLUNGE  the inclination of a fold
axis or other geological
structure, measured by its
departure from the horizontal

PRECAMBRIAN  all rocks formed
before Cambrian time, or more
than 600 million years ago

PROTEROZOIC  the more recent
division of the Precambrian

PYRITE  a common, pale-bronze or
brass-yellow, isometric iron
sulfide mineral

QUARTZ  crystalline silica;
silicon dioxide

RADIOMETRIC SURVEY  survey using
a radiation-measuring instrument,
usually to detect specific
elements in the ground

REVERSE CIRCULATION DRILLING  a
drilling method used in
geological appraisals whereby the
drilling fluid passes inside the
drill stem to a down-the-hole
precision bit and returns to the
surface outside the drill stem
carrying chips of rock

SAPROLITE  a soft, earthy, clay-
rich and thoroughly decomposed
rock formed in place by chemical
weathering of igneous,
sedimentary or metamorphic rocks
which retains the original structure of
the unweathered rock

SHEAR  a strain resulting from stresses
that cause or tend to cause contiguous
parts of a body of rock to slide
relatively to each other in a direction
parallel to their plane of contact

SHEAR ZONE  a tabular zone of rock that
has been crushed and brecciated by many
parallel fractures due to shear strain

SHIELD a large area of exposed basement rocks in a craton commonly with a very gently convex surface, surrounded by sediment-covered platforms

STOCK an igneous intrusion that is less than 100 square kilometers in surface exposure

STRIKE   the  direction  or trend that a
structural surface, e.g. a bedding or fault plane, takes as it intersects the horizontal

SURFICIAL   situated, formed or
occurring on the Earth's surface

ULTRAMAFIC  an igneous rock composed
chiefly of mafic minerals

VEIN  a thin, sheetlike igneous
intrusion into a crevice

WEATHERING  the destructive process
constituting that part of erosion
whereby earthy and rocky materials on
exposure to atmospheric agents at or
near the Earth's surface are changed in
character with little or no transport of the loosened or altered material

CONVERSION FACTORS AND ABBREVIATIONS

For ease of reference, the following conversion factors are provided:

1 acre              = 0.4047 hectare
1 foot              = 0.3048 meter
1 gram per tonne    = 0.0292 ounce per ton
1 ton (2000 pounds) = 0.9072 tonne
1 metric tonne      = 1,000 kg or 2,204.6 pounds
1 kilogram          = 2.2 pounds or 32.151 oz

1 mile              = 1.6093 kilometers
1 troy ounce        = 31.1035 grams
1 square mile       =  2.59 square kilometers
1 square kilometer  = 100 hectares
1 kilometer         = 0.6214 miles
1 meter             = 1.0936 yards or 3.2808 feet
1 hectare           = 2.4710 acres




     The following abbreviations of measurements are used herein:

Au             = gold                      m(2)    = square meter
ct             = carats                    m(3)    = cubic meter
ct/m(2)        = carats per square meter   mg      = milligrams
gm             = grams]                    mg/m(3) = milligrams per cubic meter
g/t            = grams per tonne           mt      = metric tonne
ha             = hectares                  oz      = troy ounces
km             = kilometers                oz/t    = troy ounces per ton
km(2)          = square kilometers         t       = ton (2,000 pounds)
kg             = kilogram                  ppb     = parts per billion
m              = meter

Page II-1


                              PART II

              INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14 - OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following sets forth expenses, other than underwriting fees and commissions, expected to be borne by the Registrant in connection with the distribution of the securities being registered:

Securities and Exchange Commission registration fee                            U.S. $ 25,863
Blue Sky fees and expenses                                                            15,000
Stock exchange listing fees                                                           17,500
NASD filing fee                                                                        8,000
Rating Agency fees                                                                    50,000
Transfer Agent fees                                                                   25,000
Legal                                                                                260,000
Printing                                                                             250,000
Accounting                                                                            20,000
Miscellaneous                                                                         28,637
    TOTAL                                                                      U.S. $700,000



     All amounts listed above, except for the registration fee and the NASD filing fee, are estimates.

ITEM 15 - INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 124 of the Canada Business Corporations Act
("CBCA") provides for the indemnification of directors and officers of the Company. Under these provisions, the Company may indemnify a director or officer, or former director or officer or a person who acts or acted at the Company's request as a director or officer of a body corporate of which the Company is or was a shareholder or creditor and the heirs and legal representatives of such a person against all costs, charges and expenses, including amounts paid to settle an action or satisfy a judgment, reasonably incurred by such director or officer in respect to any civil, criminal or administrative action or proceeding (other than in respect of an action by or on behalf of the Company to procure a judgment in its favor) to which such director or officer, former director or officer or person who acts or acted at the Company's request as a director or officer is made a party by reason of his position with the Company, if he fulfills the following two conditions: (a) he acted honestly and in good faith with a view to the best interests of the Company and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful. In respect of an action by or on behalf of the Company to procure a judgment in its favor, the Company, with the approval of a court, may indemnify a director or officer, as a director or officer, former director or officer or person who acts or acted at the Company's request as a

Page II-2

director or officer against all costs, charges and expenses reasonably incurred by him in connection with such action if he fulfills the conditions set out in clauses (a) and
(b) of the previous sentence. Notwithstanding the foregoing, a director or officer, former director or officer or person who acts or acted at the Company's request as a director or officer is entitled to indemnification from the Company in respect of all costs, charges and expenses reasonably incurred by him in connection with the defense of any civil, criminal or administrative action or proceeding to which he is made a party by reason of his position with the Company if he was substantially successful on the merits in his defense of the action or proceeding and he fulfills the conditions in clause (a) and (b) of the second sentence of this paragraph.

     Subject to the provisions of the CBCA, the By-laws of the Company provide that the Company shall indemnify a director or officer, a former director or officer, or a person who acts or acted at the Company's request as a director or officer of a corporation in which the Company is or was a shareholder or creditor against all losses and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative proceeding to which he was made a party by reason of being or having been a director or officer of the Company or other corporation if he acted honestly and in good faith with a view to the best interests of the Company or, in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, he had reasonable grounds in believing that his conduct was lawful. In addition, the By-laws provide that the Company also shall indemnify any such person in such other circumstance as the CBCA or law permits or requires. The Company has entered into agreements with its directors and officers indemnifying such directors and officers to the extent permitted by the CBCA and the Company's By-laws.

     Reference is made to the form of Underwriting
Agreement filed as an exhibit to this Registration
Statement pursuant to which the underwriters will agree to indemnify the Company and its directors and officers against certain liabilities, including liabilities under the Securities Act.

     A directors' and officers' liability insurance policy is maintained by the Company which insures directors and officers for losses as a result of claims based upon the acts or omissions as directors and officers of the Company, including liabilities arising under the Securities Act of 1933, and also reimburses the Company for payments made pursuant to the indemnity provisions under the CBCA.

ITEM 16 - EXHIBITS

              Exhibit
              NUMBER                                DESCRIPTION
               1.1**               Form of Underwriting Agreement

               3.1***              Articles of the Company (incorporated by reference to
                                   Exhibit 1.1 to the Company's Registration Statement on
                                   Form 20-F, filed on May 10, 1993), Articles of the Company
                                   (incorporated by reference to Exhibit 2.1 to the Company's
                                   Annual Report on Form 10-K for the year ended December 31,
                                   1994) and Certificate of Amendment to the Articles of the
                                   Company, dated July 29, 1996 (incorporated by reference to
                                   Exhibit (a)(3)(i) to the Company's Quarterly Report on Form
                                   10-Q, filed on August 14, 1996)

               3.2**               Amendment to the Articles of the Company with respect to the
                                   Preferred Shares.


PageII-3

                3.3***             By-laws of the Company (incorporated by reference to
                                   Exhibit 1.2 to the Company's Registration Statement on
                                   Form 20-F, filed on May 10, 1993 and to Exhibit 3 to the
                                   Company's Quarterly Report on Form 10-Q for the quarter
                                   ended June 30, 1995)

                4.1                Form of Indenture for the Convertible Debt Securities

                4.2                Form of Convertible Debt Security (included in Exhibit 4.1)

               4.3**               Form of Common Shares Warrant Agreement

               4.4**               Form of Common Shares Warrant Certificate (included in
                                   Exhibit 4.3)

               4.5**               Form of Preferred Shares Warrant Agreement

               4.6**               Form of Preferred Shares Warrant Certificate (included in
                                   Exhibit 4.5)

               4.7**               Form of Convertible Debt Securities Warrant Agreement

               4.8**               Form of Convertible Debt Securities Warrant Certificate
                                   (included in Exhibit 4.7)

                4.9                Form of Common Share Certificate

                4.10**             Description of Preferred Shares (included in Exhibit 3.2)

                4.11**             Form of Preferred Share Certificate

                5.1                Opinion of Paul, Weiss, Rifkind, Wharton & Garrison

                5.2                Opinion of Koffman Birnie & Kalef

                12.1               Statements re Computation of Ratios

                23.1               Consent of Coopers & Lybrand

                23.2               Consent of Paul, Weiss, Rifkind, Wharton & Garrison
                                   (included in Exhibit 5.1)

                23.3               Consent of Koffman Birnie & Kalef (included in Exhibit 5.2)

                 24.1***           Powers of Attorney (included on signature pages)

                25.1**             Statement of Eligibility of Trustee on Form T-1

     ______________
          **Subsequent to the effective date of this Registration Statement, to be filed by amendment or incorporated herein by reference.
         ***Previously filed or incorporated by reference herein.

ITEM 17 - UNDERTAKINGS

     The Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities
Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes:

    (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i)  to include any prospectus required by
             Section 10(a)(3) of the Securities Act of
             1933;

        (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration
             Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of the prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        (iii)to include any material information with respect to the plan of distribution not previously disclosed in the Registration
             Statement or any material change to such information in the Registration Statement.

        PROVIDED, HOWEVER, that paragraphs (a)(i) and
        (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or
        Section 15(d) of the Securities and Exchange Act of 1934, that are incorporated by reference in the Registration Statement.

    (b) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (c) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed

Page II-5


        to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (d) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses is incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the Trustee to act under subsection (a) of
Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

Page II-6




                            SIGNATURES

           Pursuant to the requirements of the Securities
Act of 1933, as amended, the Registrant certifies that it has duly caused this Amendment to the Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Denver, Colorado on November 5, 1996.


                                  GOLDEN STAR RESOURCES
LTD.

                                   By:          /S/ DAVID
A. FENNELL                                David A.
Fennell                         President and Chief
Executive Officer


        Pursuant to the requirements of the Securities
Act of 1933, as amended, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Page II-7




                     NAME                                     TITLE                          Date
             /S/ DAVID K. FAGIN                Chairman of the Board              November 5, 1996
                David K. Fagin
             /S/ DAVID A. FENNELL              President, Chief Executive Officer November 5, 1996
               David A. Fennell                and Director (Principal Executive
                                               Officer)
                                                                                  November 5, 1996
             /S/ PIERRE GOUSSELAND             Director
               Pierre Gousseland
             /S/ JEAN-PIERRE LEFEBVRE          Director                           November 5, 1996
             Jean-Pierre Lefebvre
               /S/ DONALD F. MAZANKOWSKI       Director                           November 5, 1996
             Donald F. Mazankowski
             /S/ ERNEST C. MERCIER             Director                           November 5, 1996
               Ernest C. Mercier
              /S/ ROGER D. MORTON              Director                           November 5, 1996
                Roger D. Morton
             /S/ ROBERT MINTO                  Director                           November 5, 1996
                 Robert Minto
             /S/ RICHARD A. STARK              Director                           November 5, 1996
               Richard A. Stark
            /S/ GORDON J. BELL                 Vice President and Chief Financial November 5, 1996
                Gordon J. Bell                 Officer (Principal Financial and
                                               Accounting Officer)

                         INDEX TO EXHIBITS



              Exhibit
              NUMBER                                DESCRIPTION
                1.1**              Form of Underwriting Agreement
                3.1***             Articles of the Company (incorporated by reference to
                                   Exhibit 1.1 to the Company's Registration Statement on
                                   Form 20-F, filed on May 10, 1993), Articles of the Company
                                   (incorporated by reference to Exhibit 2.1 to the Company's
                                   Annual Report on Form 10-K for the year ended December 31,
                                   1994) and Certificate of Amendment to the Articles of the
                                   Company, dated July 29, 1996 (incorporated by reference to
                                   Exhibit (a)(3)(i) to the Company's Quarterly Report on Form
                                   10-Q, filed on August 14, 1996)
               3.2**               Amendment to the Articles of the Company with respect to the
                                   Preferred Shares
               3.3***              By-laws of the Company (incorporated by reference to
                                   Exhibit 1.2 to the Company's Registration Statement on
                                   Form 20-F, filed on May 10, 1993 and to Exhibit 3 to the
                                   Company's Quarterly Report on Form 10-Q for the quarter
                                   ended June 30, 1995)
                4.1                Form of Indenture for the Convertible Debt Securities
                4.2                Form of Convertible Debt Security (included in Exhibit 4.1)
               4.3**               Form of Common Shares Warrant Agreement
               4.4**               Form of Common Shares Warrant Certificate (included in
                                   Exhibit 4.3)
               4.5**               Form of Preferred Shares Warrant Agreement
               4.6**               Form of Preferred Shares Warrant Certificate (included in
                                   Exhibit 4.5)
               4.7**               Form of Convertible Debt Securities Warrant Agreement
               4.8**               Form of Convertible Debt Securities Warrant Certificate
                                   (included in Exhibit 4.7)
                4.9                Form of Common Share Certificate
              4.10**               Description of Preferred Shares (included in Exhibit 3.2)
              4.11**               Form of Preferred Share Certificate
                5.1                Opinion of Paul, Weiss, Rifkind, Wharton & Garrison
                5.2                Opinion of Koffman Birnie & Kalef
               12.1                Statements re Computation of Ratios.
               23.1                Consent of Coopers & Lybrand
               23.2                Consent of Paul, Weiss, Rifkind, Wharton & Garrison
                                   (included in Exhibit 5.1)
               23.3                Consent of Koffman Birnie & Kalef (included in Exhibit 5.2)
                24.1***            Powers of Attorney (included on signature pages)
                25.1**             Statement of Eligibility of Trustee on Form T-1

     ______________
          **Subsequent to the effective date of this Registration Statement, to be filed by amendment or incorporated herein by reference.
        ***Previously filed or incorporated by reference herein.